UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Marathon Oil Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting

of Stockholders and Proxy Statement

2009

Wednesday, April 29, 2009

10:00 a.m. Central Time

Conference Center Auditorium

Marathon Oil Tower

5555 San Felipe Road

Houston, Texas 77056

Please vote promptly either by:

▶ telephone,

▶ the Internet, or

▶ marking, signing and returning your proxy or voting instruction card.

Marathon Oil Corporation 5555 San Felipe Road Houston, TX 77056	Clarence P. Cazalot, Jr. President and Chief Executive Officer

March 9, 2009

Dear Marathon Stockholder,

On behalf of your Board of Directors and management, you are cordially invited to attend our 2009 annual meeting of stockholders to be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas, on Wednesday, April 29, 2009 at 10:00 a.m. Central Time.

We are pleased to continue taking advantage of the Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet. Please read the proxy statement for more information on this alternative, which allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. On March 13, 2009, we plan to commence mailing to our U.S. stockholders a Notice containing instructions on how to access our 2009 Proxy Statement and 2008 Annual Report and vote online. In addition, instructions on how to request a printed copy of these materials may also be found on the Notice. All other stockholders will continue to receive copies of the proxy statement and annual report by mail. The matters to be voted on at the meeting can be found in the 2009 Proxy Statement.

Your vote is important. We hope you will vote either by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card as soon as possible, whether or not you plan to attend the meeting.

Sincerely,

Notice of Annual Meeting of Stockholders

on April 29, 2009

We will hold our 2009 annual meeting of stockholders in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas 77056 on Wednesday, April 29, 2009 at 10:00 a.m. Central Time, in order to:

•  elect thirteen directors;

•  ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2009;

•  consider a stockholder proposal to amend our by-laws to lower the threshold for stockholders to call special meetings;

•  consider a stockholder proposal to adopt a policy for ratification of executive compensation; and

•  transact any other business that properly comes before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Marathon Oil Corporation common stock at the close of business on March 2, 2009. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Holders of exchangeable shares of 1339971 Alberta Ltd. of record and entitled to vote, at the close of business on March 2, 2009 will be entitled to receive notice of the meeting, attend the meeting and vote by way of the enclosed Voting Instruction Form on matters to come before the meeting. Holders of exchangeable shares may vote by signing the enclosed Voting Instruction Form and remitting it to Valiant Trust Company of Canada, Suite 310, 606 – 4th Street S.W., Calgary, Alberta T2P 1T1. In order to be valid and acted upon at the meeting, the Voting Instruction Form must be received no later than 10:00 a.m. (Central Time) on Tuesday, April 28, 2009.

Marathon is taking advantage of the Securities and Exchange Commission rules which allow issuers to furnish proxy materials to their stockholders over the Internet. Marathon believes these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

If you received a printed copy of the materials, we have enclosed a copy of the Company’s 2008 Annual Report to stockholders with this notice and proxy statement.

By order of the Board of Directors,

William F. Schwind, Jr.

Secretary

Dated: March 9, 2009

Marathon Oil Corporation 5555 San Felipe Road Houston, TX 77056

Proxy Statement

We have sent you this proxy statement because the Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are Thomas J. Usher, Clarence P. Cazalot, Jr. and Janet F. Clark.

We will hold the meeting on April 29, 2009 in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas. The proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing of the Notice of Internet Availability of Proxy Materials, the 2009 Proxy Statement, the proxy card and the 2008 Annual Report on or about March 13, 2009.

Questions and Answers

■  Who may vote?

You may vote if you were a holder of Marathon Oil Corporation (“Marathon” or the “Company”) common stock at the close of business on March 2, 2009, which is the record date of the meeting. Each share of common stock entitles its holder to one vote on each matter to be voted on at the meeting. If, as of the close of business on March 2, 2009, you were a holder of exchangeable shares issued by 1339971 Alberta Ltd., one of our subsidiaries, you can exercise your voting rights under the Voting and Exchange Trust Agreement relating to those shares, which effectively provides you with voting rights for each of those shares nearly equivalent to the voting rights applicable to a share of Marathon common stock. The exchangeable shares were issued in connection with our October 2007 acquisition of Western Oil Sands Inc.

■  What may I vote on?

You may vote on:

•   the election of thirteen nominees to serve as directors;

•   the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2009;

•   a stockholder proposal to amend our by-laws to lower the threshold for stockholders to call special meetings; and

•   a stockholder proposal to adopt a policy for ratification of executive compensation.

■  How does the Board recommend I vote?

The Board recommends that you vote:

•   FOR each of the nominees for director;

•   FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2009;

•   AGAINST the stockholder proposal to amend our by-laws to lower the threshold for stockholders to call special meetings; and

•   AGAINST the stockholder proposal to adopt a policy for ratification of executive compensation.

■  If I am a stockholder of record of Marathon shares, how do I cast my vote?

If you are a holder of record of Marathon common stock, you may vote in person at the annual meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you may vote by proxy on the Internet, vote by proxy using the enclosed proxy card, or vote by proxy over the telephone. The procedures for voting by proxy are as follows:

•   To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will need the 12-digit Control Number included on your Notice of Internet Availability and on your proxy card;

•   To vote by proxy using the enclosed proxy card (if you received a printed copy of these proxy materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided; or

•   To vote by proxy over the telephone (if you received a printed copy of these proxy materials by mail), dial the toll-free phone number listed on your proxy card under the heading “Vote by Phone” using a touch-tone phone and follow the recorded instructions.

If you vote by proxy, your vote must be received by 11:59 p.m., EDT on April 28, 2009 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

■  If I am a beneficial owner of Marathon shares, how do I vote?

If you are a beneficial owner of shares of Marathon common stock held in street name and you received a printed copy of these proxy materials by mail, you should have received a voting instruction card with these proxy materials from the organization that is the record owner of your shares rather than from us. If you are a beneficial owner of shares held in street name and you received a notice by mail, you should have received the notice from the organization that is the record owner of your shares rather than from us. Beneficial owners that received a printed copy of these proxy materials by mail from the record owner may complete and mail that voting instruction card or may vote by telephone or over the Internet as instructed by that organization in the voting instruction card. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions. A beneficial owner planning to vote in person at the annual meeting must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

■  Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Unless you previously requested to receive a printed copy of the proxy materials or reside in a location outside the United States, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

■  May I change my vote?

If you are a holder of record of shares of Marathon common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

•   voting again by telephone or over the Internet;

•   sending us a proxy card dated later than your last vote;

•   notifying the Secretary of Marathon in writing; or

•   voting at the meeting.

■  How many outstanding shares are there?

At the close of business on March 2, 2009, which is the record date for the meeting, there were 707,725,421 shares of Marathon common stock outstanding and 1,309,304 exchangeable shares issued by 1339971 Alberta Ltd. (with effectively near equivalent voting rights to shares of Marathon common stock) outstanding and entitled to vote.

■  How does this proxy statement relate to the exchangeable shares issued by 1339971 Alberta Ltd.?

If you were a holder of record of exchangeable shares and entitled to vote as of the close of business on March 2, 2009, we have enclosed a Voting Instruction Form. You can use that form to provide Valiant Trust Company, the trustee under the Voting and Exchange Trust Agreement relating to the exchangeable shares, with your voting instructions. The trustee should receive your voting instructions by 10:00 a.m. Central Time on Tuesday, April 28, 2009. This will give the trustee time to tabulate the voting instructions and vote on your behalf. The trustee will exercise votes only on the basis of instructions it receives from holders of record of the exchangeable shares. In the absence of instructions from such a holder of exchangeable shares as to voting, the trustee will not exercise voting rights relating to those exchangeable shares. If you wish to attend the meeting and vote in person, rather than have the trustee exercise voting rights on your behalf, you may do so by following the procedures set forth in the enclosed Voting Instruction Form.

■  How big a vote do the proposals need in order to be approved?

Directors are elected by a majority of the votes cast. For a director to be elected, the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be taken into account in director elections. Each of the other proposals will be approved if it receives a majority of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote. Except as otherwise provided above, abstentions are counted as votes present and entitled to vote and have the same effect as votes against a proposal. Broker non-votes are not counted as either votes for or votes against a proposal. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

■  What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The election of directors and the ratification of the independent auditor are examples of routine matters on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters such as the stockholder proposals, unless they have received voting instructions from their customers. Shares held by brokers on behalf of these customers which are not voted on non-routine matters are broker non-votes.

■ What constitutes a quorum?

Under our by-laws, a quorum is one third of the voting power of the outstanding shares of stock entitled to vote.

■  Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The vote tabulators and the inspector of elections are required to execute confidentiality agreements.

■  How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using their best judgment. Your signed proxy card, or your telephone or Internet vote, gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our corporate Secretary on or after November 14, 2008 and no later than December 14, 2008, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

■  When must stockholder proposals be submitted for the 2010 annual meeting?

Stockholder proposals submitted for inclusion in our 2010 proxy statement must be received in writing by our corporate Secretary no later than the close of business on November 13, 2009. Stockholder proposals submitted outside the process for inclusion in the proxy statement must be received from stockholders of record on or after November 13, 2009 and no later than December 13, 2009 and must be accompanied by certain information about the stockholder making the proposal, in accordance with our by-laws.

The Board of Directors and Governance Matters

Under our by-laws and the laws of Delaware, Marathon’s state of incorporation, the business and affairs of Marathon are managed under the direction of the Board of Directors. The Board met eight times in 2008. Their attendance averaged approximately 98 percent for the aggregate of the total number of Board and committee meetings held in 2008. Under our Corporate Governance Principles, directors are expected to attend the annual meeting of stockholders, and in 2008 all of our directors attended the meeting.

With respect to a lead or presiding director, the chairman of the Board presides at all meetings of stockholders and of the Board of Directors. In circumstances where the outside directors meet without the chairman or in circumstances where the chairman is unavailable, the chairman of the Corporate Governance and Nominating Committee presides at any such meeting, unless the Board determines that another director should lead the discussion due to the particular subject matter being discussed. The chairman of the Board also attends all committee meetings.

Our Corporate Governance Principles also require non-management directors of the Company to meet at regularly scheduled executive sessions. To comply with this directive, an offer of an executive session is extended to non-management directors at each regularly scheduled Board meeting. The chairman of the Board presides at these executive sessions, which serve as an efficient check on management. In 2008, non-management directors of the Company held five executive sessions.

In 2008, the Board had four principal committees, all the members of which were independent, non-employee directors. The table below shows the current committee memberships of each director and the number of meetings that each corresponding committee held in 2008.

Board Committee Memberships	Director	Audit and Finance Committee	Compensation Committee	Corporate Governance and Nominating Committee	Public Policy Committee

	Charles F. Bolden, Jr.	X		X	X
	Gregory H. Boyce	X	X		X
	David A. Daberko	X	X*	X
	William L. Davis	X		X	X

	Shirley Ann Jackson	X*	X		X
	Philip Lader	X		X	X*
	Charles R. Lee	X	X		X

	Michael E. J. Phelps	X		X	X
	Dennis H. Reilley		X	X*	X
	Seth E. Schofield	X	X	X
	John W. Snow		X	X	X

	Number of Meetings in 2008	5	4	5	4

* Chair

Michael E. J. Phelps was elected to the Board of Directors effective January 1, 2009. On January 31, 2009, he was appointed by the Board to serve on the Audit and Finance Committee, the Corporate Governance and Nominating Committee and the Public Policy Committee.

Board and Committee Independence

The principal committee structure of the Board includes audit and finance, compensation, corporate governance and nominating, and public policy. These committees are comprised entirely of independent directors.

In determining independence, the Board affirmatively determines whether directors have no material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly, immediate family members of the director, or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In 2008, the Board considered charitable contributions made by the Company to not-for-profit organizations of which our directors are directors or trustees and commodity trading transactions with a company which employs an immediate family member of a director. These transactions did not exceed the thresholds set forth in the categorical standards below.

The Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, any direct compensation from the Company in excess of $120,000 during any twelve-month period within the last three years, other than compensation for board or committee service, pension or other forms of deferred compensation for prior service, or compensation paid to an immediate family member who is a non-executive employee of the Company; (3) with respect to the Company’s external auditor, (a) not being engaged, or having an immediate family member engaged, as a current partner by the Company’s external auditor, (b) not being a current employee of the Company’s external auditor, (c) not having an immediate family member who is a current employee of the Company’s external auditor and who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) not being engaged or employed or having an immediate family member engaged or employed, within the past three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company’s present executive officers serve or served on the other company’s compensation committee; (5) not being a current employee, or having an immediate family member who is a current executive officer, of a company that makes or made payments to, or receives or received payments from, the Company for property or services in an amount which, in any of the three preceding fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues; and (6) not being an executive officer of a tax-exempt organization of which the Company has within the three preceding fiscal years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the tax-exempt organization’s consolidated gross revenues.

Applying these categorical standards, the Board determined that the following directors qualify as independent: Charles F. Bolden, Jr.; Gregory H. Boyce; David A. Daberko; William L. Davis; Shirley Ann Jackson; Philip Lader; Charles R. Lee; Michael E. J. Phelps; Dennis H. Reilley; Seth E. Schofield; John W. Snow; and Thomas J. Usher.

Audit and Finance Committee

The Audit and Finance Committee has a written charter adopted by the Board, which is available on the Company’s website at http://www.marathon.com/Audit_Committee_Charter/. The charter requires the committee to reassess and report to the Board on the adequacy of the charter on an annual basis, which the committee did in 2008. All the members of the Audit and Finance Committee are independent (as independence is defined in Exchange Act Rule 10A-3, as well as the general independence requirements of NYSE Rule 303A.02).

This committee is, among other things, responsible for:

•        appointing, replacing, compensating and overseeing the work of the independent auditor;

•        reviewing the fees proposed by the independent auditor for the coming year and approving in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor;

•        separately meeting with the independent auditor, the internal auditors and management with respect to the status and results of their activities;

•        reviewing with the chief executive officer, the chief financial officer, and the general counsel the Company’s disclosure controls and procedures and management’s conclusions about the efficacy of such disclosure controls and procedures;

•        reviewing, approving and discussing with management and the independent auditor the annual and quarterly financial statements, reports of internal control over financial reporting, the annual report to stockholders, and the Form 10-K;

•        reviewing earnings press releases;

•        discussing with management guidelines and policies to govern the process by which risk assessment and management is undertaken by the Company;

•        approving and recommending financings, including the recommendations of action to subsidiaries, partnerships and joint ventures;

•        reviewing legal and regulatory compliance regarding the Company’s financial statements, accounting or auditing matters or compliance with the Code of Business Conduct or Whistleblowing Procedures; and

•        completing an annual performance evaluation of this committee.

The Audit and Finance Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain outside legal, accounting or other consultants.

Audit and Finance Committee Policy For Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee Policy For Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services is attached as Appendix I to this proxy statement and is also available on the Company’s website at

http://www.marathon.com/Policy_PreAppAudit_Tax_NonAudit/. Among other things, this policy sets forth the procedure for the committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception. Notwithstanding the de minimus exception, it is the intent of the committee that standard practice will be to pre-approve all permissible non-audit services. The committee delegated pre-approval authority of up to $500,000 to the Audit and Finance Committee Chair for unbudgeted items.

Audit Committee Financial Expert

Based on the attributes, education and experience requirements set forth in Section 407 of the Sarbanes-Oxley Act of 2002 and associated regulations, the Board of Directors has determined that David A. Daberko and Charles R. Lee each qualify as an “Audit Committee Financial Expert.”

•        Mr. Daberko is a former chairman of the board and former chief executive officer of National City Corporation. In addition to certifying the effectiveness of internal controls and procedures required by his former position as CEO, Mr. Daberko’s previous positions with National City required him to oversee internal accounting controls and set internal control policy. As head of bank investments, he was responsible for overseeing accounting for that area. Mr. Daberko holds a MBA in finance from Case Western Reserve University.

•        Mr. Lee held positions as senior vice president-finance for Penn Central Corp. and Columbia Pictures Industries Inc., and senior vice president of finance with GTE Corporation. He received a MBA with distinction from the Harvard Graduate School of Business Administration.

Guidelines for Hiring of Employees or Former Employees of the Independent
Auditor

The guidelines for hiring of employees or former employees of the independent auditor provide that the Company shall not hire any employee or former employee of its independent auditor for a position in a financial reporting oversight role if such employee or former employee was the lead or concurring partner, or any other member of the audit engagement team who provided more than ten hours of audit, review or attest services during the one-year period preceding the date of the initiation of the audit. A complete set of these guidelines is available on the Company’s website at

http://www.marathon.com/Guide_Hire_Employees_Indep_Auditor/.

Policy for Whistleblowing Procedures

The Policy for Whistleblowing Procedures establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees to the Company of concerns regarding questionable accounting or auditing matters. The Policy for Whistleblowing Procedures is available on the
Company’s website at

http://www.marathon.com/Policy_Whistleblowing_Procedures/.

Compensation Committee

The Compensation Committee is composed solely of directors who satisfy all criteria for independence under applicable law and the rules of the New York Stock Exchange and who, in the opinion of the Board, are free of any relationship that would interfere with their exercise of independent judgment as members of the committee.

The Compensation Committee has a written charter adopted by the Board, which is available on the Company’s website at http://www.marathon.com/Charter_Comp_Committee/. The charter requires the committee to reassess and report to the Board on the adequacy of the charter on an annual basis, which the committee did in 2008.

The committee is, among other things, responsible for:

•        making recommendations to the Board and to the boards of subsidiaries on all matters of policy and procedures relating to executive compensation;

•        reviewing and approving corporate goals and objectives relevant to the chief executive officer’s compensation, and determining and approving the chief executive officer’s compensation level based on the Board’s performance evaluation of the chief executive officer;

•        determining and approving the compensation of the other executive officers, and reviewing the succession plan relating to positions held by the other executive officers;

•        recommending to the Board and administering the incentive compensation plans and equity-based plans of the Company;

•        confirming the achievement of performance levels under the Company’s incentive compensation plans;

•        reviewing, recommending, and discussing with management the Compensation Discussion and Analysis section included in the Company’s annual proxy statement; and

•        evaluating its performance on an annual basis.

The committee may delegate its responsibilities to a subcommittee comprised of one or more members of the committee.

The committee has hired Towers Perrin, a global professional services firm, to serve as its compensation consultant, and Towers Perrin reports directly to the committee. The consultant provides the committee with comparative data on executive compensation and expert advice on the design and implementation of the Company’s annual and long-term compensation programs.

The committee seeks input from the CEO on compensation decisions and performance appraisals for all other officers. However, all officer compensation matters are approved by the committee.

The committee meets at least four times a year and is given the opportunity to meet in executive session at each of its meetings. With input from the compensation consultant, the CEO, and the Vice President of Human Resources, the chairman of the committee approves the agendas for committee meetings. When possible, the committee previews and discusses significant compensation decisions at one meeting before giving formal approval at a subsequent meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are David Daberko (Chairman), Gregory H. Boyce, Shirley Ann Jackson, Charles Lee, Dennis Reilley, Seth Schofield and John Snow. Each person qualifies as an independent non-employee director, and no member has served as an officer or employee of the Company. During 2008, none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of our Compensation Committee or Board of Directors.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed solely of independent directors in accordance with the rules of the New York Stock Exchange. The committee’s primary purpose is to discharge the Board’s responsibility related to the development and implementation of a set of corporate governance principles, the identification of individuals qualified to become board members, and the review of the qualifications and make-up of the Board membership.

The committee is, among other things, responsible for:

•  reviewing and making recommendations to the Board concerning the appropriate size and composition of the Board, including candidates for election or re-election as directors, the criteria to be used for the selection of candidates for election as directors, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the composition and functions of the Board committees, and all matters relating to the development and effective functioning of the Board;

•  considering and recruiting candidates to fill positions on the Board;

•  considering nominees recommended by stockholders for election as directors;

•  reviewing and making recommendations to the Board of each Board committee’s membership and committee chairpersons including, without limitation, a determination of whether one or more Audit and Finance Committee members qualifies as an “audit committee financial expert” in accordance with applicable law;

•  assessing and recommending overall corporate governance practices;

•  establishing the process and overseeing the evaluation of the Board;

•  reviewing and approving codes of conduct applicable to directors, officers and employees;

•  reviewing the Company’s policy statement on stockholders’ rights plans and reporting any recommendations to the Board; and

•  evaluating its performance on an annual basis.

A current copy of the Corporate Governance and Nominating Committee’s charter is available on the Company’s website at http://www.marathon.com/Charter_CorpGovNom_Committee/.

Director Identification and Selection

The process for director selection and director qualifications is set forth in Article III, Section (a) of the Company’s Corporate Governance Principles which are available on the Company’s website at http://www.marathon.com/Corporate_Governance_Principles/. In summary, the chairman of the Corporate Governance and Nominating Committee and the chief executive officer should work with a third-party professional search firm to review director candidates and their credentials. At least one member of the committee, the chairman of the board, and the chief executive officer should meet with the director candidate. This screening process applies to Corporate Governance and Nominating Committee recommended nominees, as well as nominees recommended by the stockholders in accordance with the Company’s by-laws. The criteria for selecting new directors include their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in the Company’s Corporate Governance Principles, their business or professional experience, their integrity and judgment, their record of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the needs of the Company from time to time. Directors should also be individuals of substantial accomplishment with demonstrated leadership capabilities, and they should represent all stockholders and not any special interest group or constituency. The committee’s charter also gives the committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

Public Policy Committee

The Public Policy Committee assists the Board in identifying and monitoring social, political, and environmental trends and issues which affect the Company. Additionally, the committee analyzes the Company’s global reputation and develops recommendations to strategically position the Company to support its business objectives. A copy of the committee charter is available on the Company’s website at http://www.marathon.com/Charter_Comm_PublicPolicy/.

The committee is, among other things, responsible for:

•  reviewing and recommending Company policies, programs, and practices concerning broad public policy issues, which include, among other things, corporate responsibility, environmental protection, health, safety, ethical business conduct, consumer affairs and affirmative action/equal opportunity matters;

•  reviewing and approving the Company’s budgets for political and charitable contributions and monitoring the Company’s compliance with such budgets; and

•  identifying and monitoring broad public policy trends which affect or could affect the Company’s business activities, performance, and reputation.

Corporate Governance Principles	Our Corporate Governance Principles are available on the Company’s website at http://www.marathon.com/Corporate_Governance_Principles/. In summary, the Corporate Governance Principles address the general functioning of the Board, including its responsibilities, the Board size, director elections and limits on the number of Board memberships. These principles also address Board independence, committee composition, the lead director position, the process for director selection and director qualifications, the Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation.

Communications from Interested Parties

Interested parties, including security holders, may send communications to the Board through the Secretary of the Company. You may communicate with the Chair of our Audit and Finance, Compensation, Corporate Governance and Nominating, and Public Policy Committees by sending an e-mail to auditandfinancechair@marathonoil.com, compchair@marathonoil.com, corpgovchair@marathonoil.com, or publicpolicychair@marathonoil.com, respectively. You may communicate with our outside directors, individually or as a group, by sending an e-mail to non-managedirectors@marathonoil.com.

The Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include commercial solicitations and matters not relevant to the affairs of the Company.

Code of Business Conduct	Our Code of Business Conduct is available on our website at http://www.marathon.com/Code_of_Business_Conduct/. The Code of Business Conduct applies to our directors, officers and employees.

Code of Ethics for Senior Financial Officers

Our Code of Ethics for Senior Financial Officers is available on the Company’s website at http://www.marathon.com/Code_Ethics_Sr_Finan_Off/. This code applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and mandates that these officers, among other things:

•  act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•  provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•  comply with applicable governmental laws, rules and regulations; and

•  promote the prompt internal reporting of violations of this Code of Ethics to the chair of the Audit and Finance Committee of the Board of Directors and to the appropriate person or persons identified in the Company’s Code of Business Conduct.

The code further provides that any violation will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.

Availability of Governance Documents	Stockholders may obtain a print copy of the Company’s corporate governance documents, including the Corporate Governance Principles, committee charters, and Code of Business Conduct, by contacting our Investor Relations’ office.

Compensation of Directors

The Board determines annual retainers and other compensation for non-employee directors. Directors who are employees of Marathon receive no compensation for their service on the Board.

2008 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion(4) ($)	Total ($)
Charles F. Bolden, Jr.	135,000	125,000	0	0	0	0	260,000

Gregory H. Boyce(5)	93,750	93,750	0	0	0	0	187,500

David A. Daberko	145,000	125,000	0	0	0	7,500	277,500

William L. Davis	135,000	125,000	0	0	0	0	260,000

Shirley Ann Jackson	150,000	125,000	0	0	0	0	275,000

Philip Lader	145,000	125,000	0	0	0	10,000	280,000

Charles R. Lee	135,000	125,000	0	0	0	0	260,000

Dennis H. Reilley	145,000	125,000	0	0	0	0	270,000

Seth E. Schofield	135,000	125,000	0	0	0	0	260,000

John W. Snow	135,000	125,000	0	0	0	0	260,000

Thomas J. Usher(6)	350,000	0	0	0	0	10,000	360,000

(1)	The aggregate number of stock awards outstanding as of December 31, 2008 for each director is as follows: Mr. Bolden, 22,119; Mr. Boyce, 2,060; Mr. Daberko, 27,053; Mr. Davis, 25,141; Dr. Jackson, 29,018; Mr. Lader, 25,141; Mr. Lee, 55,799; Mr. Reilley, 27,053; Mr. Schofield, 43,413; Mr. Snow, 5,933; and Mr. Usher, 9,376.

(2)	The amounts shown reflect annual retainers, chairman fees, and committee chair retainers for 2008. They also include 4th quarter 2007 meeting fees, which were paid in January 2008. Directors are eligible to defer up to 100% of their $125,000 annual retainer fees.

(3)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), referred to as FAS 123(R), for the annual non-retainer common stock award. These amounts are also equal to the grant date fair value of the awards.

(4)	The amounts shown represent contributions made on behalf of the directors under our matching gifts program.

(5)	Mr. Boyce joined the Board on April 1, 2008. His annual cash retainer and annual stock award were prorated to reflect nine months of Board service.

(6)	The amount shown for Mr. Usher reflects the $350,000 annual retainer for his role as Chairman of the Board. The Chairman does not receive an annual stock award nor does he receive meeting fees.

In 2008, we paid our non-employee directors as follows:

Annual Retainer	$ 125,000
Annual Common Stock Unit Award	$ 125,000
Committee Chair Retainer	$ 15,000 Audit and Finance Committee
$ 10,000 All other committees
Chairman of the Board Annual Retainer	$ 350,000

Directors do not receive meeting fees for attendance at Board or Committee meetings.

Non-employee directors, other than the chairman, received an annual common stock unit award in 2008 valued at $125,000. These awards are credited to an unfunded account based on the closing stock price on the grant date. When dividends are paid on Marathon’s common stock, directors receive dividend equivalents in the form of common stock units. The awards are payable in shares of common stock upon the director’s departure from the Board.

Directors have the opportunity to defer 100 percent of their annual retainer into an unfunded account. This deferred account may be invested in certain phantom investment options offered under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors, which mirror the investment options offered to employees under our Thrift Plan with the exception of the Marathon common stock fund. When a director leaves the Board, he or she receives cash either in a lump sum or in installments.

Under our matching gifts program, non-employee directors may have up to $10,000 of their contributions to certain tax-exempt educational institutions matched each year. The annual limit is applied based on the date of the director’s gift to the institution. Due to processing delays, the actual amount paid out on behalf of a director may exceed $10,000 in a given year.

We also have stock ownership guidelines in place for non-employee directors. All non-employee directors, with the exception of the chairman, are required to hold three times the value of the annual retainer in Marathon stock. Directors have five years from the commencement of their service on the board to achieve these guidelines.

In October 2008, the Board approved a quarterly payment schedule for the annual retainers and Committee Chair retainers, effective January 1, 2009.

Proposal No. 1	Proposals of the Board The Board will present the following proposals at the meeting: Election of Directors

As approved by the stockholders at our annual meeting on April 26, 2006, Marathon’s Restated Certificate of Incorporation was amended to declassify our Board over a three-year period. With respect to the election of directors, our Restated Certificate of Incorporation provides that at the 2009 annual meeting of stockholders and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders. Accordingly, we have thirteen nominees for director whose terms expire in 2009.

Our by-laws require the Board to fix the number of directors, and under our Corporate Governance Principles, the Board is charged with endeavoring to maintain between ten and fourteen members. The director nominees for election are for a one-year term expiring at the 2010 annual meeting of stockholders. Of the thirteen current directors, one is an officer of Marathon, nine have top executive experience with a wide variety of businesses, one has a distinguished career in academia, business and government, one has a distinguished career as an international business leader and diplomat, one has a distinguished career with the military and the National Aeronautics and Space Administration, and one served as Secretary of the Treasury. A brief statement about the background of each nominee and each continuing director is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. They require that notice be received by the Secretary at least 90 days, but not more than 120 days, before the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

As explained earlier in the question and answer section of this proxy statement, directors are elected by a majority of votes cast. For a director to be elected, this means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be taken into account in director elections. Under our by-laws, if an incumbent director who is nominated for re-election to the Board does not receive sufficient votes to be elected, the director is required to promptly tender his or her resignation to the Board. Our Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation within 90 days from the date of the certification of the election results. In the event of a vacancy, the Board may fill the position or decrease the size of the Board.

Nominees for Director Terms Expire 2010

Charles F. Bolden, Jr.	Director since 2003	Age 62

Chief Executive Officer of JackandPanther LLC, a privately-held military and aerospace consulting firm

Charles F. Bolden, Jr. received a bachelor of science degree from the U.S. Naval Academy, a master of science degree in systems management from the University of Southern California, and is a graduate of the U.S. Naval Test Pilot School at Patuxent River, Maryland. He has received Honorary Doctorates from several distinguished universities. He was a space shuttle pilot astronaut for the National Aeronautics and Space Administration (NASA) for 13 years, flying four space missions. From April 1992 to June 1993 Mr. Bolden served as Assistant Deputy Administrator for NASA. He was assigned Deputy Commanding General, I MEF, Marine Forces, Pacific in 1997. Mr. Bolden served as Commanding General, I MEF (FWD) for Operation Desert Thunder in Kuwait from February to June 1998. In July 1998, he was promoted to Major General serving as the Commanding General of the Third Marine Aircraft Wing. Mr. Bolden retired from the United States Marine Corps on January 1, 2003 after serving 34 and a half years. He has been awarded a number of military and NASA decorations. Mr. Bolden was Senior Vice President at TechTrans International, Inc. from April 2003 until January 1, 2005. Mr. Bolden is currently Chief Executive Officer of JackandPanther LLC, a privately-held military and aerospace consulting small business firm. He serves on the Boards of Directors of Bristow Group Inc. and BlueCross BlueShield of South Carolina. Mr. Bolden is also a trustee for the University of Southern California, and is a director of the Military Child Education Coalition, St. Luke’s Episcopal Health System, St. Luke’s Episcopal Hospital, and the Sickle Cell Association of the Texas Gulf Coast.

Gregory H. Boyce	Director since 2008	Age 54

Chairman and Chief Executive Officer of Peabody Energy Corporation

Mr. Boyce received a bachelor of science degree from the University of Arizona in mining engineering and completed the Advance Management Program from the Graduate School of Business at Harvard University. Mr. Boyce is Chairman and Chief Executive Officer of Peabody Energy Corporation. He has been a director of Peabody Energy Corporation since March 2005, and was appointed Chairman on October 10, 2007. Mr. Boyce was named Chief Executive Officer Elect in March 2005, and assumed the position of Chief Executive Officer in January 2006. He also served as President from October 2003 until January 6, 2008. Mr. Boyce was Chief Operating Officer from October 2003 to December 2005. From 2000 to 2003, he served as Chief Executive – Energy for Rio Tinto plc, an international natural resource company. Mr. Boyce was President and Chief Executive Officer of Kennecott Energy Company from 1994 to 1999 and President of Kennecott Minerals Company from 1993 to 1994. Prior to serving as President of Kennecott Minerals, he had extensive engineering and operating experience with Kennecott. Mr. Boyce also served as Executive Assistant to the Vice Chairman of Standard Oil from 1983 to 1984. He is a member of the Coal Industry Advisory Board of the International Energy Agency. Mr. Boyce is a Board member of the Business Round Table, American Coalition for Clean Coal Electricity (ACCCE) and the National Mining Association. He is also a member of the Board of Directors of the St. Louis Regional Chamber and Growth Association and a member of Civic Progress in St. Louis. Mr. Boyce is a member of the Advisory Council of the University of Arizona’s Department of Mining and Geological Engineering, and the School of Engineering and Applied Science National Council at Washington University.

Clarence P. Cazalot, Jr.	Director since 2000	Age 58

President and Chief Executive Officer, Marathon Oil Corporation

Mr. Cazalot graduated from Louisiana State University in 1972 with a bachelor of science degree in geology and joined Texaco Inc. that same year as a geophysicist. After holding a number of increasingly responsible management positions, Mr. Cazalot was elected a Vice President of Texaco Inc. and President of Texaco’s Latin America/West Africa Division in 1992. In 1994, he was named President of Texaco Exploration and Production Inc. Mr. Cazalot was appointed President of Texaco International Marketing and Manufacturing in 1997, and in 1998 he was named President - International Production and Chairman of London-based Texaco Ltd. He was elected President of Texaco’s worldwide production operations in 1999. Mr. Cazalot joined USX Corporation as Vice Chairman and Marathon Oil Company as President in March 2000. Effective upon the separation of USX’s steel and energy businesses on January 1, 2002, Mr. Cazalot was named President and Chief Executive Officer of Marathon Oil Corporation. Mr. Cazalot serves on the Boards of Directors of Baker Hughes Incorporated, the U.S.-Saudi Arabian Business Council, the American Petroleum Institute and the Greater Houston Partnership. He is a member of The Business Council and serves on the Advisory Board of the World Affairs Council of Houston.

Nominees for Director (continued)
Terms Expire 2010

David A. Daberko	Director since 2002	Age 63

Retired Chairman of the Board, National City Corporation

Mr. Daberko graduated from Denison University with a bachelor’s degree and from Case Western Reserve University with a master’s degree in business administration. He joined National City Bank in 1968 as a management trainee and held a number of management positions within the company. In 1985, he led the assimilation of the former BancOhio National Bank into National City Bank, Columbus. In 1987, Mr. Daberko was elected Deputy Chairman of the corporation and President of National City Bank in Cleveland. He served as President and Chief Operating Officer from 1993 until 1995 when he was named Chairman and Chief Executive Officer. He retired as Chief Executive Officer in June 2007 and as Chairman in December 2007. Mr. Daberko is also a director of RPM International, Inc. He is a trustee of Case Western Reserve University, University Hospitals Health System and Hawken School.

William L. Davis	Director since 2002	Age 65

Retired Chairman, President and Chief Executive Officer, R.R. Donnelley & Sons Company

Mr. Davis graduated from Princeton University in 1965 with a bachelor’s degree. From 1977 through 1997 he held a variety of positions with Emerson Electric Company, including the position of President of two of its subsidiaries, Appleton Electric Company and Skil Corporation, and Senior Executive Vice President for the Emerson Tool Group, the Industrial Motors and Drives Group and the Process Control Group. Mr. Davis joined R.R. Donnelley & Sons Company in 1997 as the Chairman and Chief Executive Officer. In 2001, he accepted the responsibility as President of the company. Mr. Davis retired as Chairman, President and Chief Executive Officer of R.R. Donnelley & Sons Company in February 2004. He is a director of Air Products and Chemicals, Inc. Mr. Davis is also past Chairman of the Board of NorthShore University HealthSystem and a former Director of Mallinckrodt. He is a trustee of Northwestern University.

Shirley Ann Jackson	Director since 2000	Age 62

President, Rensselaer Polytechnic Institute

Dr. Jackson received a bachelor of science degree in physics in 1968 and a doctorate in theoretical elementary particle physics in 1973 from the Massachusetts Institute of Technology. She was a research associate at the Fermi National Accelerator Laboratory, a visiting scientist at the European Center for Nuclear Research and, from 1976 to 1991, a theoretical physicist at the former AT&T Bell Laboratories. Dr. Jackson was a professor of theoretical physics at Rutgers University from 1991 to 1995. She was Chairman of the U.S. Nuclear Regulatory Commission from 1995 to 1999. Dr. Jackson was named President of Rensselaer Polytechnic Institute in 1999. She serves on the Boards of Directors of FedEx Corporation, International Business Machines Corporation, Medtronic, Inc. and Public Service Enterprise Group Incorporated. Dr. Jackson is also a Director of NYSE Euronext and Chairman of NYSE Regulation, Inc. She is a member of the Board of Regents of the Smithsonian Institution, a life member of the MIT Corporation, and a trustee of The Brookings Institution. Dr. Jackson holds 45 honorary degrees, was awarded the New Jersey Governor’s Award in Science in 1993, was inducted into the National Women’s Hall of Fame in 1998 and named a fellow of the Association for Women in Science in 2004. In 2005, she chaired the American Association for the Advancement of Science, and was President in 2004. Dr. Jackson is a member of the National Academy of Engineering, a fellow of the American Academy of Arts and Science and of the American Physical Society, and is a member of the Council on Foreign Relations.

Philip Lader	Director since 2002	Age 62

Non-executive Chairman of WPP plc

Ambassador Lader received a bachelor’s degree from Duke University (Phi Beta Kappa), a master’s degree from the University of Michigan and a Juris Doctor degree from Harvard Law School, with graduate studies in law at Oxford University. Awarded honorary doctorates by 14 universities and colleges, he served as U.S. Ambassador to the Court of St. James’s from 1997 through 2001 and was White House Deputy Chief of Staff, Deputy Director of the Office of Management and Budget, and Administrator of the U.S. Small Business Administration. Formerly President of Sea Pines Company and Executive Vice President of Sir James Goldsmith’s U.S. holding company, he currently is non-executive Chairman of WPP plc, the global advertising/communications services company, which includes J. Walter Thompson, Ogilvy & Mather, Young & Rubicam, Hill & Knowlton, Grey Global, and Burson-Marsteller. Ambassador Lader is a Senior Advisor to Morgan Stanley and a partner in the law firm of Nelson, Mullins, Riley & Scarborough. He also serves on the Boards of Directors of AES Corporation, Songbird Estates plc (Canary Wharf), United Company RUSAL and Lloyd’s (of London). Ambassador Lader is a member of the Board of Trustees of the Smithsonian Museum of American History, RAND Corporation, and The Atlantic Council.

Nominees for Director (continued)
Terms Expire 2010

Charles R. Lee	Director since 1991	Age 68

Retired Chairman of the Board, Verizon Communications Inc.

Mr. Lee received his bachelor’s degree in metallurgical engineering from Cornell University and a MBA with distinction from the Harvard Graduate School of Business Administration. He served in various financial and management positions before becoming Senior Vice President-Finance for Penn Central Corp. and then Columbia Pictures Industries Inc. In 1983, Mr. Lee joined GTE Corporation (which merged with Bell Atlantic Corporation to form Verizon Communications in 2000) as Senior Vice President of Finance and in 1986 was named Senior Vice President of Finance and Planning. He was elected President, Chief Operating Officer and a director in December 1988 and was elected Chairman of the Board and Chief Executive Officer of GTE in 1992. Mr. Lee served as Chairman of the Board and Co-CEO of Verizon Communications from June 30, 2000 through March 31, 2002, and served as non-executive Chairman of the Board from April 2002 to December 2003. He serves on the Boards of Directors of United States Steel Corporation, The Proctor & Gamble Company, United Technologies Corporation, and DIRECTV Group, Inc. Mr. Lee is a member of the Board of Overseers of Weill Cornell Medical College. He is a member of The Business Council. Mr. Lee is also a Trustee Emeritus and Presidential Councilor of Cornell University.

Michael E. J. Phelps	Director since 2009	Age 61

Chairman and Founder, Dornoch Capital, Inc.

Mr. Phelps received a bachelor’s degree from the University of Manitoba, Winnipeg, Canada, in 1967. He earned a bachelors degree in Law in 1970 from the University of Manitoba. In 1971, he attended the London School of Economics and Political Science in London and received a Masters of Law degree. Mr. Phelps is chairman and founder of Dornoch Capital, Inc., a private investment company based in Vancouver, British Columbia. Prior to forming Dornoch in 2002, he worked for Westcoast Energy, Inc., a natural gas company with operations across North America and interests in international energy companies in Mexico, Indonesia, China and Australia. Mr. Phelps joined Westcoast in 1982, as a corporate development executive. In 1987, he was promoted to chief financial officer and 18 months later, was named president and CEO. In 1992, he was named chairman and CEO, a position he held until the company was sold to Duke Energy in 2002. Mr. Phelps serves as Chairman of Kodiak Exploration Ltd. and as a director of Canadian Pacific Railway Company and Spectra Energy Corporation. He also serves as Chairman of the Globe Foundation, Vice Chairman of the VGH & UBC Hospital Foundation, and is a member of Deutsche Bank’s Americas Advisory Board.

Dennis H. Reilley	Director since 2002	Age 55

Former Non-executive Chairman of Covidien Ltd.

Mr. Reilley graduated from Oklahoma State University with a BS in finance in 1975. He began working at Conoco, Inc. in 1975 as a pipeline engineer and in 1979 was promoted to Executive Assistant to the Chairman. Mr. Reilley held many key positions at E. I. Du Pont de Nemours & Company, which purchased Conoco in 1981. He held senior management positions in DuPont’s Chemicals and Specialties business including Vice President and General Manager of Special Chemicals. In May 1999 he was appointed Executive Vice President and Chief Operating Officer of DuPont with responsibility for pigments and chemicals, specialty polymers, nylon and polyester. Mr. Reilley became Chairman, President and Chief Executive Officer of Praxair, Inc. in 2000. From March 1, 2006 through December 2006, he held the positions of Chairman and Chief Executive Officer and through April 2007 served as Chairman. Mr. Reilley served as non-executive Chairman of Covidien Ltd. from June 29, 2007 through September 30, 2008. He serves on the Boards of Directors of H. J. Heinz Co., Dow Chemical Company, Covidien, Ltd. and the Conservation Fund. Mr. Reilley is the former Chairman of the American Chemistry Council.

Seth E. Schofield	Director since 1994	Age 69

Retired Chairman and Chief Executive Officer, USAir Group

Mr. Schofield graduated from the Harvard Business School Program for Management Development in 1975. He served in various corporate staff positions after joining USAir in 1957 and became Executive Vice President of Operations in 1981. Mr. Schofield served as President and Chief Operating Officer from 1990 until 1991. He was elected President and Chief Executive Officer in 1991 and became Chairman of the boards of USAir Group and USAir, Inc. in 1992. Mr. Schofield retired in January 1996. He is the presiding director of United States Steel Corporation and lead director of Calgon Carbon Corp.

Nominees for Director (continued)
Terms Expire 2010

John W. Snow	Director since 2006	Age 69

Chairman, Cerberus Capital Management, LP

Mr. Snow graduated from the University of Toledo in 1962 with a bachelor’s degree. He also holds a master’s degree from Johns Hopkins University and a doctorate in economics from the University of Virginia. Mr. Snow graduated with a law degree from George Washington University in 1967. He joined Cerberus Capital Management, L.P. as Chairman in October 2006. Mr. Snow was sworn into office as United States Secretary of the Treasury in February 2003, where he served until leaving office in June 2006. Prior to becoming Secretary of the Treasury, he was Chairman and Chief Executive Officer of CSX Corporation. He also held several high-ranking positions in the Department of Transportation during the Ford Administration. Mr. Snow is a director of Verizon Communications Inc. He is a former co-chairman of the Conference Board’s Blue-Ribbon Commission on Public Trust and Private Enterprise. He also served as co-chairman of the National Commission on Financial Institution Reform, Recovery and Enforcement. Prior to serving as Secretary of the Treasury, Mr. Snow served on various corporate and nonprofit boards, including the American Enterprise Institute and Johns Hopkins University. He previously served as a member of USX Corporation’s Board of Directors from March 1995 through December 2001.

Thomas J. Usher	Director since 1991	Age 66

Non-executive Chairman of the Board, Marathon Oil Corporation

Mr. Usher graduated from the University of Pittsburgh with a bachelor of science degree in industrial engineering, a master of science degree in operations research and a doctorate in systems engineering. He joined United States Steel Corporation (later renamed USX Corporation) in 1965 and held various positions in industrial engineering. From 1975 through 1979, he held a number of management positions at U.S. Steel’s South and Gary Works. Mr. Usher was elected Executive Vice President of Heavy Products in 1986, President of U.S. Steel Group and Director of USX in 1991, President and Chief Operating Officer of USX in 1994 and Chairman of the Board and Chief Executive Officer effective July 1, 1995. He retired from United States Steel Corporation as Chief Executive Officer in September 2004 and as non-executive Chairman of the Board on February 1, 2006. Mr. Usher serves on the Boards of Directors of H. J. Heinz Co., The PNC Financial Services Group, Inc., and PPG Industries, Inc. He is a member of the Board of Trustees of the University of Pittsburgh, and a Board of Directors member of the Extra Mile Education Foundation. Mr. Usher is a member of The Business Council.

Proposal No. 2

Ratification of Independent Auditor for 2009

The Audit and Finance Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditor to audit the Company’s books and accounts for the year ending December 31, 2009. PricewaterhouseCoopers served as our independent auditor in 2008 and for many years prior thereto. While the Audit and Finance Committee is responsible for appointing, replacing, compensating and overseeing the work of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of PricewaterhouseCoopers as our independent auditor for 2009. If the stockholders fail to ratify this appointment, the Audit and Finance Committee will reconsider whether to retain PricewaterhouseCoopers and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit and Finance Committee may, in its discretion, direct the appointment of a different independent auditor at anytime during the year if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.

We expect representatives of PricewaterhouseCoopers to be present at the meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions from our stockholders.

The Board of Directors recommends that you vote FOR the

ratification of the selection of PricewaterhouseCoopers LLP as the

Company’s Independent Auditor for 2009.

Proposals of Stockholders Stockholders will present the following proposals at the meeting:

Proposal No. 3

Special Shareholder Meetings

Nick Rossi, P. O. Box 249, Boonville, CA 95415, owner of 600 shares of common stock, has given notice that he intends to present the following proposal at the annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

3 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of Nick Rossi

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration.

Fidelity and Vanguard have supported a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds also favor this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into consideration when assigning company ratings.

This proposal topic won 69%-support at our 2008 annual meeting. The Council of Institutional Investors www.cii.org recommends timely adoption of shareholder proposals upon receiving their first 51% or higher vote.

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for further improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

• The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company:

“D” in Overall Board Effectiveness.

“High Governance Risk Assessment.”

“ High Concern” in executive pay – $19 million.

• We had no shareholder right to:

Cumulative voting.

Act by written consent.

Call a special meeting.

• Four directors, including our Chairman, held 4 to 6 director seats each – Over-extension concern:

Dennis Reilley

Charles Lee

Shirley Ann Jackson

Thomas Usher

• Shirley Ann Jackson, with 6 board seats, received our most withheld votes at our 2008 annual meeting.

• Two directors had long-tenure of 17-years – Independence concern:

Charles Lee

Thomas Usher

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings –

Yes on 3

YOUR BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL SEEKING AN AMENDMENT TO THE BY-LAWS TO ALLOW STOCKHOLDERS TO CALL SPECIAL MEETINGS

At our 2008 annual stockholder meeting, Mr. Nick Rossi submitted a similar stockholder proposal asking our Board to amend the by-laws and any other appropriate governing documents to give holders of 10% to 25% of our outstanding common stock the power to call a special stockholder meeting. This proposal was approved by our stockholders.

Our Corporate Governance and Nominating Committee and Board carefully considered the implications with giving stockholders the power to call special stockholder meetings. Based on the recommendation of this committee, our Board approved amendments to the by-laws on October 29, 2008, to allow stockholders who, individually or collectively, own 25% or more of our outstanding common stock the right to request the calling of a special stockholder meeting. We believe the 25% threshold is reasonable and appropriate, and that reducing the threshold to grant a smaller minority of stockholders the right to request that special meetings be called could result in a number of costly and time consuming special meetings to address the concerns of small groups of stockholders and, as a result, divert the attention of our Board and management from focusing on issues of importance to the vast majority of our stockholders.

We also believe that the need for adoption of the proposal should be evaluated in the context of our overall corporate governance practices. The accountability of our directors has been enhanced through the declassification of the Board (resulting in the annual election of directors) and the adoption of majority voting in the election of directors. We also eliminated the supermajority voting provisions contained in our Restated Certificate of Incorporation and by-laws.

In light of the Board’s previous action giving stockholders owning 25% or more of our outstanding common stock the right to request the calling of a special stockholder meeting, our continuing commitment of ensuring effective corporate governance practices and our concerns about diversion of the attention of our Board and management, we believe that adoption of the proposal is not in the best interests of our Company or our stockholders, generally.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 4

Shareholder Say on Executive Pay

Chris Rossi, P.O. Box 249, Boonville, CA 95415, owner of 600 shares of common stock, has given notice that he intends to present the following proposal at the annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

4 – Shareholder Say on Executive Pay

RESOLVED, that shareholders request our board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers set forth in the proxy statement’s Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any named executive officers.

Statement of Chris Rossi

Investors are increasingly concerned about mushrooming executive pay especially when it is insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support.

To date eight companies have agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice. On the other hand shareholders at Wachovia and Merrill Lynch did not support 2008 “Say on Pay” ballot proposals. Now these shareholders don’t have much of a say on anything.

RiskMetrics Group, an influential proxy voting service, recommends votes in favor, noting: “An advisory vote on executive compensation is another step forward in enhancing board accountability.”

“There should be no doubt that executive compensation lies at the root of the current financial crisis,” wrote Paul Hodgson, a senior research associate with The Corporate Library an independent investment research firm. “There is a direct link between the behaviors that led to this financial collapse and the short-term compensation programs so common in financial services companies that rewarded short-term gains and short-term stock price increases with extremely generous pay levels.”

Nell Minow said, “If the board can’t get executive compensation right, it’s been shown it won’t get anything else right either.”

The Corporate Library (TCL) www.thecorporatelibrary.com rated our company “High Concern” in CEO pay – $19 million and this raised concerns about the alignment of executive interests with shareholder interests. Meanwhile our executive pay committee was dominated by directors who served on boards rated “D” in corporate governance by The Corporate Library:

Gregory Boyce	Peabody Energy (BTU)
Shirley Ann Jackson	FedEx (FDX)
Shirley Ann Jackson	International Business Machines (IBM)
Charles Lee	United Technologies (UTX)
Charles Lee	DIRECTV (DTV)
Charles Lee	United States Steel (X)
Seth Schofield	United States Steel (X)
John Snow	Verizon (VZ)
Dennis Reilley	Covidien (COV)

Finally Mr. Reilley was designated a “Problem Director” by The Corporate Library due to his Entergy Corporation board service and the Entergy bankruptcy.

I urge our board to allow shareholders to express their opinion about senior executive compensation through an Advisory Vote:

Shareholder Say on Executive Pay –

Yes on 4

YOUR BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL SEEKING ADOPTION OF A POLICY FOR RATIFICATION OF EXECUTIVE COMPENSATION

Your Board recommends a vote AGAINST Mr. Rossi’s proposal requesting stockholder ratification of the named executive officers’ compensation set forth in the Summary Compensation Table at each annual stockholder meeting. The proposal submitted by Mr. Rossi calls for a non-binding vote and would not affect any compensation paid or awarded to any named executive officer.

You have elected the Board to act on behalf of all stockholders, and all members of the Compensation Committee are independent. The Compensation Committee has an effective process for establishing executive compensation programs that are based on performance and reward the creation of stockholder value.

This proposal is of limited value to stockholders for the following reasons:

•        An annual, non-binding advisory vote would not provide the Compensation Committee of the Board with timely or detailed insight into specific stockholder concerns regarding executive compensation. We believe a more frequent and effective means for stockholders to communicate their concerns about executive compensation already exists through the procedures established by the Board. You may contact our outside directors by sending an e-mail to non-managedirectors@marathonoil.com or the Compensation Committee Chairman at compchair@marathonoil.com, or you may send communications to the Board through the Secretary of the Company.

•        Our Compensation Committee consistently exercises great care and discipline in determining executive compensation. Executive compensation decisions are made in order to attract, retain and motivate key talent that will deliver business results and value to our stockholders.

Further, the Company’s stockholders defeated a similar proposal submitted by Mr. Rossi last year. Of the votes cast, 54.6% voted AGAINST, 41.7% voted FOR, and 3.7% ABSTAINED.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Audit and Finance Committee Report

Our committee has reviewed and discussed Marathon’s audited financial statements and its report on internal control over financial reporting for 2008 with Marathon’s management. We have discussed with the independent auditors, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented. We have received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements and the report on internal control over financial reporting for Marathon be included in the Company’s Annual Report on Form 10-K for 2008 for filing with the Securities and Exchange Commission.

Shirley Ann Jackson, Chair

Charles F. Bolden, Jr.

Gregory H. Boyce

David A. Daberko

William L. Davis

Philip Lader

Charles R. Lee

Michael E. J. Phelps

Seth E. Schofield

Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence
Independent Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) for the years ended December 31, 2008 and 2007 were:

	2008	2007
	(in 000’s)	(in 000’s)
Audit(1)	$8,189	$9,068
Audit-Related	859	378
Tax
Tax Compliance	239	46
Other Tax	53	54
All Other	4	23

Total(2)	$9,344	$9,569

(1) This amount includes $3.6 million and $3.8 million for the internal control assessment required by Section 404 of the Sarbanes-Oxley Act of 2002 in 2008 and 2007, respectively.

(2) The Audit and Finance Committee Policy For Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services is attached as Appendix I to this proxy statement. The Audit and Finance Committee has pre-approved all the fees and services for 2008 and 2007. The Audit Committee did not utilize the de minimus exception in either year.

The Audit fees for the years ended December 31, 2008 and 2007 were for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, statutory and regulatory audits, issuance of comfort letters, consents, and assistance with and review of documents filed with the SEC.

The Audit-Related fees for the years ended December 31, 2008 and 2007 were for assurance and related services related to employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

The Tax fees for the years ended December 31, 2008 and 2007 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, preparation of individual income tax returns for expatriates and requests for rulings or technical advice from tax authorities.

The All Other fees for the years ended December 31, 2008 and 2007 were for services rendered for accounting research and internal audit software licenses.

Compatibility of PricewaterhouseCoopers’ Services with its Independence

The Audit and Finance Committee has considered whether PricewaterhouseCoopers is independent for purposes of providing external audit services to the Company, and the committee has determined that it is.

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known to Marathon to beneficially own five percent or more of the common stock of Marathon:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares
Wellington Management Company, LLP(1) 75 State Street Boston, MA 02109	41,789,213(1)	5.92%(1)
Capital Research Global Investors (2) 333 South Hope Street Los Angeles, CA 90071	41,266,100(2)	5.8%(2)

(1)	Based on Schedule 13G dated February 17, 2009 (filed: February 17, 2009) which indicates that it was filed by Wellington Management Company, LLP, in its capacity as investment adviser. According to such Schedule 13G, Wellington Management may be deemed to beneficially own 41,789,213 shares, which are held of record by clients of Wellington Management, and has sole voting power over no shares, shared voting power over 19,031,703 shares, sole dispositive power over no shares, and shared dispositive power over 41,789,213 shares.

(2)	Based on Schedule 13G dated February 9, 2009 (filed: February 17, 2009) which indicates that it was filed by Capital Research Global Investors, a division of Capital Research and Management Company (“CRMC”). According to such Schedule 13G, Capital Research Global Investors is deemed to be the beneficial owner of 41,266,100 shares, as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and has sole voting power over 22,217,800 shares, shared voting power over no shares, sole dispositive power over 41,266,100 shares, and shared dispositive power over no shares.

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of Marathon common stock beneficially owned as of January 31, 2009, except as otherwise noted, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. In calculating the percentage of outstanding stock, each listed person’s stock options or stock-settled stock appreciation rights that are or may be exercisable within sixty days have been added to the total outstanding shares. Because Michael E. J. Phelps was elected to the Board of Directors effective January 1, 2009, he was not included in this table.

Name	Shares		Restricted Stock(3)	Stock Options/ Stock Settled SARs Exercisable Prior to 04/01/08(4)(6)	Total Shares(7)		% of Total Outstanding(8)
Charles F. Bolden, Jr.	26,432	(1)			26,432		*
Gregory H. Boyce	6,374	(1)			6,374		*
Clarence P. Cazalot, Jr.	678,276			1,530,308	2,208,584		*
David A. Daberko	35,366	(1)(2)			35,366		*
William L. Davis	33,454	(1)(2)(5)			33,454		*
Shirley Ann Jackson	35,578	(1)(2)			35,578		*
Philip Lader	34,006	(1)(2)			34,006		*
Charles R. Lee	64,112	(1)(2)			64,112		*
Dennis H. Reilley	35,566	(1)(2)			35,566		*
Seth E. Schofield	50,218	(1)(2)			50,218		*
John W. Snow	14,246	(1)			14,246		*
Thomas J. Usher	32,756	(1)(5)			32,756		*
Janet F. Clark	144,860		24,400	259,199	428,459		*
Gary R. Heminger	107,939	(2)	33,900	241,537	383,376		*
Steven B. Hinchman	82,618	(2)	20,600	215,524	318,742		*
Jerry Howard	84,824	(2)	7,400	57,072	149,296		*
David E. Roberts, Jr.	1,176	(2)	56,100	72,999	130,275		*
All Directors and Executive Officers as a group (21 persons) (1)(2)(3)(4)(5)					4,319,131	(6)	*

(1)	Includes deferrals of annual retainers into common stock units under the Deferred Compensation Plan for Non-Employee Directors and the 2003 Incentive Compensation Plan prior to January 1, 2006, and non-retainer annual director stock awards in common stock units under the 2003 Incentive Compensation Plan and the 2007 Incentive Compensation Plan, including their respective dividend equivalent rights allocated in common stock units, as follows:

Name	Annual Retainer Deferred Into Common Stock Units	Non-Retainer Annual Common Stock Units
Charles F. Bolden, Jr.	6,845	19,588
Gregory H. Boyce	0	6,374
David A. Daberko	11,779	19,588
William L. Davis	9,867	19,588
Shirley Ann Jackson	13,744	19,588
Philip Lader	9,867	19,588
Charles R. Lee	40,524	19,588
Dennis H. Reilley	11,779	19,588
Seth E. Schofield	28,139	19,588
John W. Snow	0	10,246
Thomas J. Usher	9,376	0

(2)

Includes shares held under the Marathon Thrift Plan, the United States Steel Savings Fund Plan for Salaried Employees, the Dividend Reinvestment and Direct Stock Purchase Plan, and the Non-Employee Director Stock Plan.

	(3)	Reflects shares of restricted stock granted under the 2003 Plan and the 2007 Plan, which are subject to limits on sale and transfer and can be forfeited under certain conditions.

	(4)	The number of shares shown includes the shares each person would have received had they exercised their stock-settled SARs based on the fair market value (i.e., closing price) of Marathon’s common stock on January 30, 2009.

	(5)	Includes 22,018 shares indirectly held by Mr. Usher through a Revocable Trust Account governed by a Revocable Trust Agreement, dated July 3, 2001, pursuant to which Mr. Usher is the settlor, co-trustee with his spouse and beneficial owner of the shares held in said account; and includes 2,000 shares indirectly held by Mr. Davis in the William L. Davis III Revocable Trust.

	(6)	Includes vested options exercisable within sixty days of January 31, 2009, including the following number of options that are not-in-the-money as of January 31, 2009: C. P. Cazalot, Jr.: 426,999; J. F. Clark: 70,332; G. R. Heminger: 94,599; S. B. Hinchman: 53,999; J. Howard: 20,899; D. E. Roberts, Jr.: 72,999; and all other executive officers as a group: 55,499.

	(7)	None of the shares are pledged as security.

*	(8)	The percentage of shares beneficially owned by each director or nominee, or each executive officer does not exceed one percent of the common shares outstanding; and the percentage of shares beneficially owned by all directors and executive officers of the Company, as a group, does not exceed one percent of the common shares outstanding.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Based solely on the Company’s review of the reporting forms and written representations provided to the Company from the individuals required to file reports, the Company believes that each of its directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during the fiscal year ended December 31, 2008.

Compensation Committee Report

Our committee has reviewed and discussed Marathon’s Compensation Discussion and Analysis report for 2008 with Marathon’s management. Based on the review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis report be included in the Company’s 2009 annual proxy statement.

David A. Daberko, Chair

Gregory H. Boyce

Shirley Ann Jackson

Charles R. Lee

Dennis H. Reilley

Seth E. Schofield

John W. Snow

Compensation Discussion and Analysis

During 2008, we faced the challenge of operating an integrated oil and gas company in the midst of unprecedented oil price fluctuations, ranging from a high of over $140 per barrel to a low of under $40 per barrel. Additionally, we experienced significant turmoil in the financial markets during 2008, which affected all industries. As a result of these market conditions, executing on our business plan was and will continue to be challenging.

Our exploration and production business segment, referred to as “upstream,” achieved sound production performance and realized record income. Our refining, marketing and transportation business segment, referred to as “downstream,” continued strong operational performance and profitability. We spent $7.6 billion in 2008 on strategic capital, investment, and exploration to position us for continued profitable growth.

While our operational performance was solid and we achieved the second highest adjusted net income (a non-GAAP term) in our history, we recognize the impact of a 55 percent decrease in stock value over the year. We understand this is a marked decrease in value, which has been experienced by our stockholders generally, including our named executive officers, who have a majority of their total compensation awarded in long-term incentives. It should also be noted that the compounded average growth rate in our stock price from the date of the spin-off from U.S. Steel, December 2001 to December 2008 was 12 percent.

As described below, our executive compensation program is based on a pay-for-performance philosophy and is designed to align the interests of our executive officers with those of our stockholders and reinforce our business objectives and values.

Our five named executive officers for whom disclosure is required under the securities rules for 2008 are listed below, with the addition of a sixth executive officer, Mr. Hinchman. Mr. Hinchman, who has been a named executive officer in the past, is an Executive Vice President and we believe disclosure of his compensation is material to stockholders because of the importance of Technology and Services to Marathon. When we refer to “named executive officers” throughout this disclosure, we are referring to all six executive officers listed below.

Name	Job Title

Mr. C. P. Cazalot, Jr.	President and Chief Executive Officer

Ms. J. F. Clark	Executive Vice President and Chief Financial Officer

Mr. G. R. Heminger	Executive Vice President, Downstream

Mr. D. E. Roberts, Jr.	Executive Vice President, Upstream

Mr. S. B. Hinchman	Executive Vice President, Technology and Services

Mr. J. Howard	Senior Vice President, Corporate Affairs

Our executive compensation disclosure consists of two main parts:

•   Compensation Discussion and Analysis, which provides information about: 1) our compensation objectives and program design, 2) the elements of compensation we provide to our named executive officers, including base salary, annual cash bonus, and long-term incentives, and 3) the post-employment and other benefits we provide to our named executive officers.

•   Executive Compensation Tables and Other Information, which shows compensation delivered to our named executive officers as well as compensation and benefits which may be delivered following employment.

Compensation Objectives	Our executive compensation program is designed to achieve the following objectives:

•   Attract talented and experienced executive officers by providing competitive incentives for them to accept the risks and responsibilities of their positions;

•   Motivate our executive officers by rewarding them for individual and collective contributions to our success, including increasing stockholder value; and

•   Retain knowledgeable and experienced executive officers who directly impact our current and future success.

The principal elements of our executive compensation program are:

•   Base salary;

•   Short-term incentive awards (annual cash bonus);

•   Long-term incentive awards (performance units, stock options, and restricted stock);

•   Post-employment benefits (including pension and change-in-control benefits); and

•   Other benefits.

As described in more detail below, these elements of compensation are designed to reward corporate and individual performance. Corporate performance is generally measured and evaluated by stockholder return relative to our peers and selected financial and operational metrics. Individual performance is evaluated based on individual expertise, leadership and achievement of personal performance commitments. In evaluating individual performance, we also consider “living the Marathon values,” which emphasize health and safety, environmental stewardship, honesty and integrity, corporate citizenship, high performance, and diversity.

Consistent with our pay for performance philosophy, our short-term and long-term incentive compensation is not guaranteed. Short-term incentives reward performance achieved specifically for a given calendar year. Long-term incentives are designed to reward sustained performance over a multi-year period. The design of our short-term and long-term incentive compensation programs does not encourage our executive officers to take excessive risks.

Compensation Program Design

We currently operate in a highly competitive environment for talented executive leadership. Therefore, we believe it is necessary and appropriate to benchmark our executive compensation against peer group companies to enhance our ability to attract and retain executives.

To assist in accomplishing the objectives of our compensation program, the Compensation Committee of our Board of Directors (“the Committee”) has engaged a compensation consultant, Towers Perrin, to provide consulting services on executive compensation matters in 2008. The terms of the relationship with Towers Perrin are set forth in an agreement between the Committee and the compensation consulting firm. Towers Perrin has served as the Committee’s primary compensation consultant since 2005.

The Committee requests its compensation consultant to prepare a comprehensive study on executive officer compensation on an annual basis and directs the consultant regarding the items to be included each year. The scope of services includes collecting comparative market data on executive officer and director compensation. Other deliverables include an assessment of the competitiveness of our executive officer and director compensation programs. Towers Perrin did not provide any non-compensation-related services to Marathon in 2008. In addition, Towers Perrin did not directly or indirectly provide any services to our named executive officers in 2008.

After the consultant presents the study to the Committee at its annual fall meeting, the Committee reviews and discusses the study. At the fall meeting, the Committee also reviews our compensation philosophy and sets the calendar for its decision-making activities for the following year.

Most of the items included in the study remain the same from year to year; however, occasionally the Committee asks the consultant to perform additional analysis of certain issues. For example, in 2008 the consultant conducted an in-depth analysis of executive change-in-control policies at peer companies. The Committee uses this study as one tool to evaluate our compensation practices and pay levels for our named executive officers, and to aid in making appropriate compensation decisions. Elements of the compensation program covered in the 2008 study include:

•   Target and actual total annual compensation (base salary plus annual incentive);

•   Appropriate mix of long-term incentives;

•   Target and actual total direct compensation (total annual compensation plus long-term incentives);

•   Perquisites;

•   Change-in-control benefits; and

•   Stock ownership requirements.

For purposes of this study, peer companies are those with whom we compete for talent and are selected based on a comparison of financial measures which the Committee determined to be pertinent including revenue, market capitalization, and cash flow.

Where data was available, named executive officer positions were compared to comparable positions at select peer companies. Data was available for five of our six named executive officer positions. The peer companies Towers Perrin used in the competitive analysis were: Anadarko Petroleum Corporation, Apache Corporation, BP p.l.c., Chevron Corporation, ConocoPhillips, Devon Energy Corporation, Hess Corporation, Occidental Petroleum Corporation, Shell Oil Company, Sunoco Inc., Tesoro Corporation, and Valero Energy Corporation. Depending on the business segment that a named executive officer is responsible for, the list of companies used for comparison may vary. For example, the comparison for Executive Vice President, Downstream only included companies with integrated or pure downstream businesses but did not include companies with pure upstream businesses.

The Committee uses this analysis to ensure each element of our named executive officers’ compensation is competitive and is designed to align with the level of performance achieved. Our compensation programs are administered such that:

•   Base salary is generally targeted at the peer group 50th percentile.

•   Annual cash bonus is intended to reward the individual for performance during the preceding calendar year. Annual cash bonuses are generally targeted at the peer group 50th percentile; however, actual payout may increase or decrease from the target amount based upon company, organizational, and individual performance.

•   Long-term incentive grants are generally targeted at the peer group 50th percentile.

•   Value of perquisites offered is well below the peer group 50th percentile.

All named executive officers are covered by the same compensation plans, policies, and practices. The only differentiation is that our Chief Executive Officer does not receive restricted stock. The Committee determined all of the CEO’s long-term incentive compensation should be tied to Marathon’s stock price performance. In setting compensation levels, the Committee begins by considering company performance, individual performance, and external market data and then considers factors such as responsibilities, internal equity, and experience.

Stock Ownership Requirements and Anti-Hedging Policy

Our stock ownership requirements reinforce the alignment of interests between our officers and stockholders. The stock ownership requirements are as follows:

•   Chief Executive Officer – five times base salary;

•   Executive Vice Presidents – four times base salary;

•   Senior Vice Presidents – three times base salary; and

•   Vice Presidents – two times base salary.

Officers have five years from their appointment date to achieve the designated stock ownership level. The Committee reviews each officer’s progress towards the requirements on at least an annual basis. Officers who have not reached the required level of stock ownership and who exercise stock options are expected to hold the shares they receive upon exercise (after taxes) so that they meet their requirement in a timely manner.

In order to ensure that officers bear the full risks of stock ownership, our corporate policies prohibit officers from engaging in hedging transactions related to our stock or from pledging or creating a security interest in any Marathon shares they hold, including shares in excess of the ownership requirement.

Base Salary

The Committee reviewed the base salary of each named executive officer and approved discretionary increases for 2008 based primarily on the following criteria:

•   Individual performance, including demonstrated leadership and ethics;

•   Internal equity, reflecting the value of each position to Marathon; and

•   External competitiveness, targeted at or near the 50th percentile for similar positions at peer companies.

2008 Base Salary Increases

The following were the 2008 base salary increases for our named executive officers:

•   Mr. Cazalot: $1,325,000 to $1,400,000, effective April 1, 2008. This salary is competitive based on market data for the same position within our peer group. In making this decision, the Committee recognized the impact of Mr. Cazalot’s leadership on our successful performance and that Mr. Cazalot is highly respected in the industry.

•   Ms. Clark: $600,000 to $650,000, effective April 1, 2008. This salary is competitive based on market data for the same position within our peer group. In making this decision, the Committee recognized Ms. Clark’s expertise and performance in ensuring the financial health of Marathon.

•   Mr. Heminger: $725,000 to $900,000, effective April 1, 2008. After reviewing the competitive analysis, the Committee observed a significant increase in the market data for base pay for this position. In light of Mr. Heminger’s continued strong leadership of our downstream business and the change in the market data, the Committee increased Mr. Heminger’s base pay accordingly.

•   Mr. Roberts: $425,000 to $700,000, effective April 1, 2008. Effective April 2008, we announced a major corporate and upstream organizational change to better align our business portfolio with our organizational structure and allow us to create maximum value in each of our business segments and key support organizations. As a result of this change, Mr. Roberts was promoted from Senior Vice President, Business Development to Executive Vice President, Upstream. The Committee increased Mr. Roberts’ base pay based on market data for his new position.

•   Mr. Hinchman: $475,000 to $545,000, effective April 1, 2008. As a result of the organizational change described above, Mr. Hinchman was promoted from Senior Vice President, Worldwide Production to Executive Vice President, Technology and Services and the Committee increased Mr. Hinchman’s base pay accordingly.

•   Mr. Howard: $385,000 to $410,000, effective April 1, 2008. This salary is competitive based on market data for the same position within our peer group. In making this decision, the Committee recognized Mr. Howard’s performance in overseeing essential corporate services, including information technology, global procurement, government and regulatory affairs, and administrative services.

Each fall, the Committee compares the base salaries of named executive officers to available data to ensure market competitiveness. This 2008 analysis showed that base salaries awarded to named executive officers ranged between 82 percent and 97 percent of the market 50th percentile actually paid by peer companies, with the CEO at 92 percent. The Committee does not use a formula to calculate base salary increases for named executive officers.

Annual Cash Bonus

The officers’ annual cash bonus program for 2008 was intended to closely link annual bonus payments made to our named executive officers to company performance and each individual officer’s performance for the calendar year. The Committee determined the annual cash bonus of each named executive officer for 2008 based primarily on the following criteria:

•   Company performance, including achievement of the specific performance metrics established by the Committee during the first quarter of 2008;

•   Individual performance, including demonstrated leadership and ethics; and

•   External competitiveness, with bonus targets set at or near the 50th percentile for similar positions at peer companies.

Within the structure of the bonus program, the Committee uses its discretion to make the final determination as to bonus payments for our named executive officers. Bonus payments reflect Marathon’s solid performance year in 2008.

The discussion below provides more information about the components of the officers’ annual cash bonus program for 2008, as well as additional factors that influenced the bonus payments approved by the Committee.

2008 Bonus Target Opportunities

Each year, the Committee uses competitive market data to establish a bonus target for each level of officer that is expressed as a percentage of his or her year-end base salary. Bonus targets are generally set at the market 50th percentile for comparable positions. Based on this competitive analysis, the Committee increased the 2008 bonus target for the Executive Vice President level from 85 percent to 95 percent of base salary. The bonus targets for the named executive officers for 2008 were as follows:

Name	2008 Officer Level	2008 Bonus Target (as % of Base Salary)
Mr. Cazalot	CEO	120%
Ms. Clark	EVP	95%
Mr. Heminger	EVP	95%
Mr. Roberts	EVP	95%
Mr. Hinchman	EVP	95%
Mr. Howard	SVP	75%

Although targets are set at competitive levels, actual bonus payments varied from the target amount depending upon company, organizational and individual performance for the year.

Company Performance Metrics for 2008 Annual Cash Bonus Program

During the first quarter of 2008, the Committee established the performance metrics shown in the table below. Two metrics represent exploration and production performance (referred to as “upstream”), two metrics represent refining, marketing and transportation performance (referred to as “downstream”), and the safety metric represents a combination of both upstream and downstream performance.

Two metrics compare our business results against a select group of peer companies. Upstream adjusted net income is compared to a group of nine integrated and pure upstream companies and downstream adjusted net income is compared to a group of eight integrated and pure downstream companies. These groups of peer companies differ from those used in the Towers Perrin competitive analysis, which focuses on the companies with which we compete for talent.

As shown in the table below, we achieved target or above target performance on four of the five company performance metrics.

Performance Metric	Target Performance	Performance Achieved
Upstream Adjusted Net Income per Barrel of Oil Equivalent as compared to peer companies (a)	5th position out of 10 companies	4th position
Downstream Adjusted Net Income per Barrel of Crude Oil Throughput as compared to peer companies (b)	3rd position out of 9 companies	3rd position
Upstream Net Production (c)	410,000 barrels of oil equivalent per day	390,000 barrels of oil equivalent per day
Downstream Mechanical Availability (d)	94.75%	95.64%
Safety OSHA Recordable Incident Rate (e)	.92	.64

(a)

The comparator companies for the upstream adjusted net income per barrel metric were Anadarko, BP, Chevron, ConocoPhillips, ExxonMobil, Hess, Murphy, Occidental, and Royal Dutch Shell. This is a non-GAAP metric. This metric is calculated as the sum of our Exploration and Production segment income and Integrated Gas segment income, as presented in our audited consolidated financial statements, excluding gas technology expenses, then divided by our worldwide liquid hydrocarbon and natural gas sales volumes measured in barrels of oil equivalent. To ensure consistency of this metric when comparing to our peers, adjustments to peer company segment income are sometimes necessary to exclude certain unusual items reflected in their results.

(b)

The comparator companies for the downstream adjusted net income per barrel metric were BP, Chevron, ConocoPhillips, ExxonMobil, Shell Oil, Sunoco, Tesoro, and Valero. This is a non-GAAP metric. This metric is calculated as our Refining, Marketing and Transportation segment income before taxes, as presented in our audited consolidated financial statements, divided by the total number of barrels of crude oil throughput at our refineries. To ensure consistency of this metric when comparing to our peers, adjustments to peer company segment income before taxes are sometimes necessary to exclude certain unusual items reflected in their results.

(c)

Available for sale, adjusted for pricing effects as a result of production sharing contracts (PSCs), catastrophic events, and acquisitions and divestitures. Production available for sale during the year can differ from production sold primarily as a result of the timing of international crude oil liftings and natural gas sales.

(d)

Downstream Mechanical Availability represents the percentage of time throughout the entire calendar year that critical downstream equipment is available to perform its primary function. This metric primarily measures the mechanical availability of the processing equipment in our refineries, but also includes critical equipment in our pipeline, marine, and terminal operations.

(e)

The Occupational Safety and Health Administration (OSHA) Recordable Incident Rate is calculated by taking the total number of OSHA recordable incidents, multiplying by 200,000 and dividing by the total number of hours worked.

The Committee considered these performance metrics when determining the portion of the annual cash bonus payment that is related to overall company performance.

Individual Performance Commitments for 2008 Annual Cash Bonus Program

In addition to company performance metrics, a portion of each named executive officer’s bonus is based on individual performance. At the beginning of each year, each named executive officer develops individual performance commitments relative to his or her organizational responsibilities which, for named executive officers other than the CEO, are then discussed with and approved by the CEO. Similarly, the CEO’s individual performance commitments are developed by the CEO and then discussed with and approved by our Board of Directors.

Named executive officers’ performance commitments are required to be directly related to our business objectives. Examples of individual performance commitments for 2008 include rate of production, refinery throughput, reserve replacement, income per barrel, major projects, emerging technologies, safety, environmental performance, cost containment, and financial discipline while ensuring overall operational efficiency.

In evaluating the individual performance of each named executive officer, the most significant factor is achievement of his or her individual performance commitments. At the end of each year, each named executive officer’s performance is measured against his or her previously agreed upon performance commitments. An additional consideration is the named executive officer’s adherence to Marathon’s core values, which emphasize health and safety, environmental stewardship, honesty and integrity, corporate citizenship, high performance, and diversity. The CEO evaluates the individual performance of all other named executive officers and makes bonus recommendations to the Committee. The Committee then reviews this information with the CEO and makes any necessary adjustments prior to approval. The Committee evaluates the individual performance of the CEO and determines his bonus. Formal weightings of individual performance commitments are not used to calculate the annual cash bonus.

Additional Considerations for 2008 Annual Cash Bonus Program

In addition to the company performance metrics and individual performance commitments described above, the Committee considered other company results during 2008, including:

•   Achieved second highest adjusted net income in our history;

•   Achieved first production on the Alvheim/Vilje field offshore Norway and the Neptune field in the Gulf of Mexico;

•   Announced approval of the final investment decision on the development of the Droshky and Ozona projects in the Gulf of Mexico and development of the first Angola Block 31 deepwater development;

•   Participated in the Portia and Dione discoveries in deepwater Angola, bringing to 28 the number of Marathon announced discoveries in blocks 31 and 32 offshore Angola and participated in the Gunflint discovery located on Mississippi Canyon Block 948, in the deepwater Gulf of Mexico;

•   Successful bidder on 15 blocks in the Central Gulf of Mexico Lease Sale No 206;

•   Awarded 49 percent interest and operatorship in the Bone Bay Block offshore Indonesia;

•   Completed 75 percent of Garyville refinery major expansion, which is on schedule for fourth quarter 2009 start-up;

•   Announced non-core asset sales with transaction values totaling $1.3 billion;

-        Completed sale of 50 percent ownership interest in Pilot Travel Centers;

-        Completed sale of non-core assets in Heimdal area of Norway; and

-        Announced sale of Marathon Oil Ireland Limited, a wholly owned subsidiary.

The Committee also considers the marketplace for executive talent within our industry and the competitiveness of our annual cash bonus program relative to the peers that are used in the external compensation consultant’s annual competitive compensation analysis.

2008 Annual Bonus Payments

The Compensation Committee engaged in a discussion with our full Board of Directors about annual cash bonus payments to our named executive officers. Consistent with Marathon’s pay-for-performance philosophy, the Committee rewarded our named executive officers, except for the CEO, for their contributions to our solid performance with annual cash bonus payments moderately above target. While the Board of Directors was equally pleased with the CEO’s performance in 2008, they also considered the impact of the 2008 decline in stock price. After a thoughtful discussion, the Compensation Committee approved a bonus for the CEO at target.

Grants of Long- Term Incentive Awards	Long-term incentive awards are a significant element in the mix of compensation for our named executive officers. These awards are at-risk compensation since their value is based on the performance of Marathon common stock. As shown in the graphs below, long-term incentives represent two-thirds of total compensation for our CEO and a similar portion of total compensation for our other named executive officers. Total at-risk compensation, including both long-term and short-term incentives, represents 88 percent of total compensation for our CEO and 80 percent of total compensation for our other named executive officers.

As part of the annual competitive compensation analysis performed by the Committee’s external compensation consultant, competitive long-term incentive values are provided for each named executive officer position. After considering these competitive values, the Committee then determines long-term incentive awards delivered to our named executive officers. Long-term incentive awards are based on intended dollar value, rather than a set number of performance units, stock options, or restricted shares. Our practice of awarding long-term incentives to our named executive officers based on dollar value has been consistently applied over the period shown in the executive compensation tables, as well as consistently applied in prior years.

By the end of 2008, the value of long-term incentives granted in February 2008 had declined as a result of the decline in our stock price.

The Committee approves annual long-term incentive awards at its regularly-scheduled February meeting, the date of which is generally set at least one year in advance. The grant date for awards to named executive officers is the date the Committee meets; however, if the Committee meets after the market has closed, the grant date is the next trading day. The grant price for stock options is equal to the closing price of a share of our common stock on the grant date. In February 2008, the Committee met after the market had closed, therefore the grant date for 2008 awards was the next trading day.

For 2008, the Committee awarded long-term incentives in the form of performance units, stock options and restricted stock. Performance unit awards are tied to total stockholder return (“TSR”), including dividends, relative to the companies included in the Amex Oil Index (“XOI”). Stock option awards align the interests of named executive officers and stockholders by linking compensation to appreciation in Marathon’s stock price. Restricted stock awards, while a minor portion of the long-term incentive mix, serve as an important retention tool and are prevalent among our peers.

As described below, each type of long-term incentive delivered to our named executive officers is designed to reward stock price performance.

For 2008, our named executive officers other than our CEO received the following mix of long-term incentive awards, based on intended value as follows: 40 percent performance units, 40 percent stock options and 20 percent restricted stock. The Committee believes this mix of long-term incentive awards provides an appropriate balance between the dual objectives of tying compensation to stock performance and providing retention incentives to these officers.

For the third consecutive year, the Committee decided that all of the CEO’s long-term incentive compensation would be more directly tied to the performance of our stock than the incentive compensation provided to our other officers. Based on intended value, Mr. Cazalot’s long-term incentive awards were evenly divided between performance units and stock options, and he did not receive any restricted stock.

The Committee considers competitive data when granting long-term incentive awards and generally targets a total intended value at the peer group 50 th percentile for named executive officers, where data is available for comparable positions. Data was available for five of our six named executive officer positions. However, the Committee can grant long-term incentive awards above or below the peer group 50th percentile based on internal equity and overall performance.

To determine the number of awards necessary to deliver the intended long-term incentive value for each named executive officer, the Committee uses valuation methodologies recommended by its external compensation consultant for each type of long-term incentive. For example, to determine the number of performance units awarded, the targeted dollar value was divided by an expected value ratio, which incorporates factors such as stock price volatility and risk of forfeiture. Due to the nature of long-term incentive awards, the actual long-term incentive value delivered to each named executive officer will depend on the price of the underlying stock at the time of vesting or exercise.

At its fall meeting, the Committee compared long-term incentives granted in February 2008 to available data in order to assess market competitiveness. This comparison showed that the present value of the long-term incentive awards granted to the CEO in 2008, as determined by the Committee’s external compensation consultant, was 96 percent of the present value of the peer group 50th percentile. For the four out of five other named executive officer positions for which data was available, the present value of long-term incentive awards granted in 2008 ranged between 72 percent and 108 percent of the present values of the peer group 50th percentile.

Each of our long-term incentive award types is discussed in more detail below.

Performance Units

To reinforce management’s focus on delivering strong performance for our stockholders, the Committee grants a portion of named executive officers’ long-term incentive compensation in the form of performance units tied to our three-year TSR. The program was designed to reward officers based on Marathon’s relative three-year TSR as compared to the three-year TSR for each of the other companies in the XOI. The XOI is a published stock index which represents a cross-section of publicly-traded corporations involved in various phases of the oil industry and provides a meaningful benchmark for comparing our stock performance.

TSR is determined by taking the sum of stock price appreciation or reduction, plus cumulative dividends for the three-year period, and dividing this total by the beginning stock price. The beginning and ending stock prices are the average closing stock price for the month immediately preceding the beginning and ending dates of the measurement period.

The program was designed to discourage taking excessive or inappropriate risks by capping the maximum payout at $2 per unit. The target value of each performance unit is $1, with the actual payout varying from $0 to $2 (0 percent to 200 percent of target) based on Marathon’s relative TSR ranking for the measurement period. For example, a 100 percent payout percentage pays out at $1 per unit. If our relative TSR ranking falls in the bottom quartile as compared to the other XOI companies, there would be no payout. The Committee may exercise downward discretion when final payout is approved.

Our TSR for the performance period is compared to the other companies in the XOI to determine a ranking for the three-year performance period. For the three-year performance period ending in 2008, our ranking was eight out of thirteen XOI companies. This ranking then translates to a percentile. The percentile is then multiplied by two to determine a payout percentage.

To determine the amount of cash paid to each named executive officer, the Committee multiplies the number of units awarded by the payout percentage. The payout percentage for the three-year performance period ending in 2008 was 83.33 percent of target, which equated to a below target payout of $.8333 per $1 unit.

Stock Options

The Committee grants a portion of each named executive officer’s annual long-term incentive value in the form of stock options, which provide a direct link between officer compensation and the value delivered to stockholders. The Committee believes that stock options are inherently performance-based, as option holders only realize benefits if the value of our stock increases following the date of grant.

The grant price of our stock options is equal to the closing sales price per share of our common stock on the grant date, which was February 27, 2008 for the options granted to named executive officers during 2008. If not forfeited according to the terms of the grant, these stock options have a three-year pro-rata vesting period and a maximum term of ten years.

Restricted Stock

The Committee also granted 20 percent of the annual long-term incentive value for named executive officers, other than Mr. Cazalot, in the form of time-based restricted stock. The Committee made these awards both for diversification of the mix of long-term incentive awards and for retention purposes, which is consistent with competitive market practices. The restricted stock grants are also intended to help named executive officers increase their holdings in our stock.

If not forfeited according to the terms of the grant, the 2008 restricted stock awards will vest in full on the third anniversary of the date of grant, which will be February 27, 2011. Prior to vesting, restricted stock recipients have voting rights and the right to receive dividends on the restricted shares.

Post-Employment Benefits

Retirement

We believe that it is important to help our employees plan for a secure retirement. Accordingly, we sponsor tax-qualified defined benefit and defined contribution retirement plans for a broad-based group of employees. We contribute to both the defined benefit and defined contribution retirement plans. Individuals are also eligible to contribute to the defined contribution retirement plan. We also sponsor retiree medical plans for a broad-based group of employees.

In addition, named executive officers participate in unfunded, nonqualified defined benefit and defined contribution retirement plans. These plans provide benefits that participants would have otherwise received under our tax-qualified retirement plans but which they did not receive because of Internal Revenue Code limitations. Such nonqualified benefits are common among our peer companies. The defined benefit formula of the nonqualified defined benefit plans also provides an enhancement for named executive officers by taking into account the three highest bonuses earned during their last ten years of employment. Whereas, the benefit formula used for non-officers is based on the highest consecutive three-year compensation, including bonuses, earned during the last ten years of employment, which may or may not include the participant’s three highest bonuses. This enhancement is appropriate in light of the greater volatility of bonuses paid to named executive officers.

Each named executive officer is also eligible to participate in an elective nonqualified deferred compensation plan. Under these plans, our named executive officers are eligible to defer up to 20 percent of their salary and bonus each year. The investment options available under each of these plans mirror those available to all employees under the tax-qualified Marathon Thrift Plan, with the exception of Marathon common stock, which is not available under the nonqualified plans except for the Marathon Petroleum Company LLC Deferred Compensation Plan.

Distributions from the nonqualified plans are made following termination or retirement in the form of a lump sum and are compliant with Section 409A of the Internal Revenue Code to the extent required.

In addition, named executive officers’ stock options immediately vest and become exercisable upon retirement, which is a competitive practice in our industry. Unvested restricted stock awards are forfeited upon retirement, except in the case of awards granted after 2006, which will vest in full only upon mandatory retirement. Under our mandatory retirement policy, an officer must retire on the first day of the month following the officer’s 65th birthday. Unvested performance unit awards are forfeited upon retirement. However, in the case of mandatory retirement where a named executive officer has worked more than half of the performance period, awards may be vested on a prorated basis at the discretion of the Committee.

Under both our tax-qualified and nonqualified retirement and deferred compensation plans participating employees are eligible for retirement once they have reached age 50 and have ten or more years of vesting service. The named executive officers who are currently retirement-eligible are Mr. Heminger, Mr. Hinchman, and Mr. Howard.

Death or Disability

In the event of death or disability, our named executive officers are entitled to the vested benefits they have accrued under our standard benefits programs. Long-term incentive awards will immediately vest in full upon the death of a named executive officer, with performance units vesting at the target level. In the event of disability, long-term incentive awards will continue to vest as if the named executive officer remained employed during the period of disability.

Other Termination

No employment or severance arrangements are in place for our named executive officers, other than the change-in-control provisions described below. Marathon has a policy requiring that our Board of Directors seek stockholder approval or ratification of certain severance agreements for senior executive officers that would require payment of cash severance benefits exceeding 2.99 times the officer’s salary plus bonus for the prior calendar year.

Change-in-Control Termination

We believe that our named executive officers should be encouraged to act in the best interest of the stockholders when a change-in-control transaction is under consideration. For this reason, we have a program in place that provides severance benefits in the event that a named executive officer is terminated following a change-in-control.

Immediately upon a change-in-control, all of our named executive officers’ long-term incentive awards would become fully vested and exercisable, which is a competitive practice among our peers. Outstanding performance units would vest at the target value upon a change-in-control. The potential benefits payable to named executive officers in the event they are terminated following a change-in-control are outlined on pages 68-70, where our executive change-in-control policy is described in more detail.

Our program would also provide severance benefits to our named executive officers if they are terminated in connection with a “potential change-in-control.” In general, a potential change-in-control would occur upon: Marathon entering into an agreement which could result in a change-in-control; any person becoming the owner of 15 percent or more of our common stock; a public announcement by any person or entity stating an intention to take over Marathon; or the Board of Directors determines that a potential change-in-control has occurred.

In 2008, the Committee directed Towers Perrin to analyze change-in-control practices within the peer group used in the annual competitive compensation analysis. After reviewing this analysis at its fall meeting, the Committee determined that our executive change-in-control policy was generally competitive within our peer group and appropriate for Marathon and therefore did not make any changes to the policy except to bring it into compliance with Section 409A of the Internal Revenue Code.

Other Benefits

Marathon offers a limited perquisite program to our named executive officers. Under the program, our named executive officers may seek reimbursement for certain tax, estate, and financial planning services up to a specified annual maximum each year, including the year following death or retirement. Our named executive officers are also offered an enhanced annual physical examination.

Beginning in March 2008, Marathon discontinued the reimbursement of club membership monthly dues and fees and now only provides the initiation fees associated with one club membership. All other expenses associated with the club membership are now the responsibility of the named executive officer.

Unless otherwise authorized by the CEO (or in the case of the CEO, the Chairman of the Board of Directors), our named executive officers may not use corporate aircraft for personal use. Occasionally spouses or other guests will accompany our named executive officers on the aircraft for business purposes or when space is available on business-related flights. However, when the spouse or guest’s travel does not meet the Internal Revenue Service standard for business use, the cost of that travel is imputed as income to the named executive officer. If approved by the CEO (or in the case of the CEO, the Chairman of the Board of Directors), the named executive officer may receive a tax gross-up on the imputed income if the spouse or guest was accompanying the officer on company business.

Overall, these benefits are more limited than prevailing market practices in the industry, and are viewed by the Committee as reasonable supplements to the total compensation program.

Tax Considerations

The Committee considers the tax effects to both Marathon and the named executive officers when making executive compensation decisions and has a practice of delivering compensation in a tax-efficient manner whenever reasonably possible in the circumstances. However, the priority of the Committee is to provide compensation that reflects company, organizational and individual performance and is competitive within our industry. Therefore, some of the compensation awarded by the Committee is not deductible by Marathon due to the limitations of Section 162(m) of the Internal Revenue Code.

Section 162(m) limits to $1,000,000 the amount of compensation that we may deduct each year with respect to each of our Chief Executive Officer and the three most highly paid officers (other than our Chief Financial Officer, who is excluded from this provision for 2008). Elements of compensation which qualify as “performance-based compensation” are deductible even if in excess of this $1,000,000 limit. The Committee has approved a base salary for Mr. Cazalot that exceeds the Section 162(m) limitation of $1,000,000, and therefore his base salary is not deductible in full.

Our annual cash bonus described above is designed to be performance-based compensation so that Marathon can continue to deduct the related expenses. Our stockholders have approved the material terms of performance goals for awards to named executive officers, which are contained in our 2007 Incentive Compensation Plan. These material terms include net income measures, which we have used to establish a bonus pool for named executive officers for the purpose of meeting tax regulations. Our actual annual cash bonus payments are based on the factors and judgments described above, and these actual payments are significantly less than the bonus pool created for the purpose of meeting tax regulations.

Other than time-based restricted stock, long-term incentives awarded to our named executive officers in 2008 were designed to be performance-based compensation and therefore should be fully deductible. Time-based restricted stock awards would only be deductible if a named executive officer’s compensation for the year does not exceed the Section 162(m) limitation when the awards vest.

Our nonqualified deferred compensation plans and other benefits have been amended to comply with Section 409A of the Internal Revenue Code, which was added as part of the American Jobs Creation Act of 2004. Section 409A imposes additional income taxes, as well as interest and penalties, unless the form and timing of deferred compensation payments have been fixed in order to eliminate both officer and company discretion.

Compensation Committee of Our Board of Directors

The Compensation Committee of the Board of Directors is charged with overseeing and approving all compensation for our executive officers. The Committee is comprised only of independent, non-employee directors. The members who currently serve on the Committee in 2009 are Mr. Boyce, Mr. Daberko, Dr. Jackson, Mr. Lee, Mr. Reilley, Mr. Schofield and Mr. Snow.

The Committee meets at least four times a year and has the opportunity to meet in executive session at each of its meetings. When practicable, the Committee previews and discusses significant compensation decisions at one meeting before giving formal approval at a subsequent meeting. With the help of its compensation consultant and our staff, the Committee keeps abreast of and discusses legal and regulatory developments pertaining to executive compensation throughout the year.

The Committee seeks significant input from the CEO on compensation decisions and performance appraisals for all other executive officers. However, all final compensation decisions for our executive officers are approved by the Committee.

Executive Compensation Tables and Other Information

The following table summarizes the total compensation awarded to, earned by, or paid to Mr. Cazalot, President and Chief Executive Officer, Ms. Clark, Executive Vice President and Chief Financial Officer, and the other three most highly compensated executive officers of Marathon who were serving as officers at the end of 2008, as well as Mr. Hinchman who serves on our executive leadership team (collectively, “named executive officers”) for services rendered as named executive officers during 2008, 2007 and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
C. P. Cazalot, Jr. President and Chief Executive Officer	2008	1,381,250	1,700,000	142,820	(10,551,344)	2,083,250	992,329	275,745	(3,975,950)
	2007	1,294,000	3,864,000	357,049	10,062,054	2,400,000	1,166,639	326,983	19,470,725
	2006	1,175,000	0	3,162,726	12,463,293	3,200,000	1,131,376	238,980	21,371,375
J. F. Clark Executive Vice President and Chief Financial Officer	2008	637,500	800,000	434,305	270,482	673,306	212,246	98,058	3,125,897
	2007	581,000	715,000	335,739	714,966	1,254,600	232,177	103,383	3,936,865
	2006	513,000	0	1,196,957	959,949	675,000	151,710	75,949	3,572,565
G. R. Heminger	2008	856,250	1,100,000	579,060	774,930	841,633	1,056,329	135,278	5,343,480
Executive Vice President, Downstream	2007	706,000	925,000	370,083	1,390,919	820,400	1,264,926	168,384	5,645,712
	2006	619,000	772,976	422,696	1,030,104	1,100,000	1,263,926	121,524	5,330,226
D. E. Roberts, Jr. Executive Vice President, Upstream	2008	631,250	900,000	816,427	662,932	420,817	92,846	80,154	3,604,426
S. B. Hinchman	2008	527,500	600,000	351,969	(1,593,006)	420,817	327,765	77,613	712,658
Executive Vice President, Technology and Services	2007	469,000	500,000	203,023	2,228,181	482,600	378,488	76,684	4,337,976
	2006	422,000	0	374,461	3,014,707	580,000	506,821	71,190	4,969,179
J. Howard Senior Vice President, Corporate Affairs	2008	403,750	400,000	133,661	188,442	189,409	482,939	84,363	1,882,564

(1)	The salaries shown in this column reflect three months at one annual salary rate and nine months at the new annual salary rate, which was effective April 1, 2008 for all named executive officers.

(2)	The amounts shown in this column for 2008 and 2007 reflect the value of annual cash bonus awards. In addition, for Mr. Cazalot the $3,864,000 for 2007 includes $2,500,000 in annual bonus and $1,364,000, which reflects the difference between what was earned under the performance unit program without regard to the Section 162(m) related cap ($3,764,000) and what was actually paid under the program honoring the cap. The amount shown for Mr. Heminger for 2006 represents a retention bonus related to Marathon’s acquisition of Ashland, Inc.’s interest in Marathon Ashland Petroleum Company LLC.

(3)	This column reflects the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31 of 2008, 2007 and 2006, respectively, in accordance with FAS 123(R); amounts include the recognized accounting expense for each year for unvested restricted stock awards. For the named executive officers, restricted stock will vest in full on the third anniversary of the date of grant, therefore accounting expense is recognized on a pro-rata basis over the three year vesting period. Assumptions used in the calculation of this amount are included in footnote 24 to the Company’s financial statement for the fiscal year ended December 31, 2008, footnote 24 to the Company’s financial statement for the fiscal year ended December 31, 2007 and in footnote 26 to the Company’s financial statement for the fiscal year ended December 31, 2006. Mr. Cazalot received a grant of restricted stock in 2005, which vested in full in 2008. The amount shown for Mr. Cazalot represents the pro-rata portion of this grant which was recognized as accounting expense for 2008.

(4)

This column reflects the dollar amount of expense/(income) recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R). It also includes similar amounts for the fiscal years ended December 31, 2007 and December 31, 2006. The amounts shown include the recognized accounting expense for each year for unvested stock options. For named executive officers who are retirement eligible, stock options will fully vest upon retirement, therefore accounting expense is fully recognized upon date of grant. For named executive officers who are not retirement eligible, stock options will vest in one-third increments on the first, second, and third anniversaries of the date of grant. Therefore, accounting expense is recognized on a pro-rata basis over the three year vesting period.

The amounts also include the variable accounting expense for tandem SAR awards for Mr. Cazalot, Ms. Clark and Mr. Hinchman (all of which are vested) that were either exercised or outstanding in the years 2008, 2007 and 2006. For 2008, a negative amount is included for vested tandem SAR awards due to the decrease in our stock price over 2008.

Assumptions used in the calculation of these amounts are included in footnote 24 to the Company’s financial statement for the fiscal year ended December 31, 2008, footnote 24 to the Company’s financial statement for the fiscal year ended December 31, 2007 and in footnote 26 to the Company’s financial statement for the fiscal year ended December 31, 2006.

(5)	The amounts shown in this column for 2008 and 2007 reflect the vested value of performance units earned by our named executive officers during the three-year performance periods that ended on December 31, 2008 and December 31, 2007, respectively. In 2006, a performance share program was in place which was not required to be reported on the Summary Compensation Table. See pages 48-49 for more information on the performance unit program. The amounts shown for 2006 reflect the value of annual cash bonus awards.

(6)	This column reflects the annual change in accumulated benefits under Marathon’s retirement plans. See pages 62-64 for more information about the Company’s defined benefit plans and the assumptions used in the calculation of these amounts. There are no deferred compensation earnings reported in this column because the Company’s nonqualified deferred compensation plans do not provide above-market or preferential earnings.

(7)	Marathon does offer certain perquisites to executives, which comprise the All Other Compensation column. The perquisites we offer are those which are most prevalent among our peer companies. However, our practice is a conservative one in which the aggregate value of perquisites is significantly lower than our peers. All Other Compensation for 2008 is summarized below:

Name	Personal Use of Company Aircraft(a) ($)	Club Memberships & Dues(b) ($)	Company Physicals(c) ($)	Tax & Financial Planning(d) ($)	Tax Allowance Gross Ups & Misc. Perks(e) ($)	Company Contributions to Defined Contribution Plans(f) ($)	Total All Other Compensation ($)
C. P. Cazalot, Jr.	0	749	3,531	0	0	271,465	275,745
J. F. Clark	0	0	3,531	0	0	94,527	98,058
G. R. Heminger	285	0	3,531	5,970	1,323	124,169	135,278
D. E. Roberts, Jr.	0	0	3,531	0	0	76,623	80,154
S. B. Hinchman	0	0	3,531	2,364	0	71,718	77,613
J. Howard	14,504	1,440	3,531	8,000	0	56,889	84,363

(a)

The amounts shown in this column reflect the aggregate incremental cost of personal use of Marathon aircraft by our named executive officers for the period from January 1, 2008 through December 31, 2008.

Officers are permitted to invite their spouses or other guests occasionally to accompany them on business trips when space is available. When the spouse’s or guest’s travel does not meet the standard for “business use” under the Internal Revenue Code, then the cost of that travel as calculated for income tax purposes, is imputed as income to the officer (this imputed income amount is different than the amount shown above). These amounts reflect our variable cost to transport a named executive officer’s spouse or other guest accompanying the officer on a business trip.

We have estimated our aggregate incremental cost using a methodology that reflects the average costs of operating the aircraft, such as fuel costs, trip-related maintenance, crew travel expenses, trip-related fees and storage costs, communications charges, and other miscellaneous variable costs. Fixed costs that do not change with usage such as pilot compensation, the purchase and lease of the aircraft, and maintenance not related to travel are excluded from the calculation of our incremental cost. We believe that this method provides a reasonable estimate of our incremental cost and ensures that some “cost” is allocated to each passenger on each trip. However, use of this method may overstate our actual incremental cost where our aircraft would have flown on a trip for business purposes anyway and space would have been available at little or no incremental cost to transport a named executive officer or his or her guest who was not traveling for business purposes.

(b)

Beginning in March 2008, we discontinued the reimbursement of club fees and membership dues. The amounts shown in this column reflect club fees and membership dues reimbursed for January and February 2008.

(c)

All employees, including our named executive officers, are eligible to receive an annual physical. However, officers may receive an enhanced physical under the executive physical program. This column reflects the average incremental cost of the executive physical program over the employee physical program. Due to Health Insurance Portability and Accountability Act (“HIPAA”) confidentiality requirements, the Company cannot disclose actual usage of this program by individual officers.

(d)	This column reflects reimbursement for professional advice related to tax, estate, and financial planning up to a specified maximum, never to exceed $15,000 in a calendar year.
(e)

The amount shown in this column for Mr. Heminger includes the value of gifts received at two company outings in the total amount of $882 and associated tax allowances attributed to these gifts in the amount of $441.

(f)	This column reflects amounts contributed by the Company under the tax-qualified Marathon Oil Company Thrift Plan and related nonqualified deferred compensation plans. See pages 65-67 for more information about the nonqualified plans.

Grants of Plan-Based Awards in 2008

	The following table provides information about all non-equity incentive plan awards (specifically, grants of performance units to be paid out in cash in 2011) and equity awards (specifically, stock options and restricted stock) granted to each named executive officer during 2008. The awards listed in the table were granted under the 2007 Incentive Compensation Plan (the “2007 Plan”) and are described in more detail in the Compensation Discussion and Analysis beginning on page 45.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Type of Award	Grant Date	Unit Price(1) ($)	Threshold ($)	Target ($)	Maximum ($)

C. P. Cazalot, Jr.	Performance Units	2/27/2008	1	2,817,700	5,635,400	11,270,800
	Stock Options	2/27/2008						223,200	54.36	2,903,832

J. F. Clark	Performance Units	2/27/2008	1	535,350	1,070,700	2,141,400
	Stock Options	2/27/2008						42,400	54.36	551,624
	Restricted Stock	2/27/2008					7,400			402,264

G. R. Heminger	Performance Units	2/27/2008	1	732,600	1,465,200	2,930,400
	Stock Options	2/27/2008						58,000	54.36	754,580
	Restricted Stock	2/27/2008					10,100			549,036

D. E. Roberts, Jr.	Performance Units	2/27/2008	1	676,250	1,352,500	2,705,000
	Stock Options	2/27/2008						53,600	54.36	697,336
	Restricted Stock	2/27/2008					9,300			505,548

S. B. Hinchman	Performance Units	2/27/2008	1	563,550	1,127,100	2,254,200
	Stock Options	2/27/2008						44,600	54.36	580,246
	Restricted Stock	2/27/2008					7,800			424,008

J. Howard	Performance Units	2/27/2008	1	173,300	346,600	693,200
	Stock Options	2/27/2008						13,700	54.36	178,237
	Restricted Stock	2/27/2008					2,400			130,464

(1)	This column reflects the target dollar value of each performance unit.
(2)	The amounts shown in this column reflect the total grant date fair value of stock options and restricted stock granted in 2008 in accordance with FAS 123(R). The Black-Scholes value used for the stock options granted on February 27, 2008 was $13.01. The fair market value used for restricted stock awards granted on February 27, 2008 was $54.36. However, the fair market value of these awards on December 31, 2008 was $27.36. As a result, the value of these restricted stock awards was considerably less and the stock options were all not-in-the-money as of December 31, 2008. Assumptions used in the calculation of these amounts are included in footnote 24 to the Company’s financial statement for the fiscal year ended December 31, 2008.

Bonus

During the first quarter of 2008, the Compensation Committee established the 2008 annual cash bonus program for our named executive officers, including performance metrics and a targeted percentage of base salary for each officer. A portion of each officer’s bonus opportunity was based on the achievement of these company performance metrics, and a portion was based on individual performance commitments. However, the Committee has discretion to determine the actual bonus amounts paid. For more information on the incentive bonus targets and performance metrics, see pages 41-45.

Performance Units (Non-Equity Incentive Plan Awards)

On February 27, 2008, the Compensation Committee granted performance units to our named executive officers under the 2007 Plan. Vesting of these units is tied to Marathon’s Total Shareholder Return (“TSR”) as compared to the TSR of each of the member companies within the AMEX Oil Index (“XOI”) for the 2008 through 2010 performance period. Each performance unit has a target value of $1 and is payable in cash, with payout varying from $0 to $2 per unit based on actual performance. No dividends are paid and no interest accrues on outstanding performance units. If an officer separates from service prior to the end of the performance period, the award is forfeited. If an officer retires under our mandatory retirement policy, which requires retirement when an officer reaches age 65, at the Committee’s discretion the officer will be eligible to receive a payout on a prorated basis if he works for at least one-half of the performance period. In the event of the death of an officer or a change-in-control of Marathon before the end of the performance period, all performance units will immediately vest at target levels. See pages 48-49 for more information about performance units.

Stock Options (Option Awards)

As noted in the table, stock options were granted to our named executive officers on February 27, 2008, under the 2007 Plan. The options will vest in one third increments on the first, second, and third anniversaries of the date of grant. In the event of the death or retirement of the officer, the options immediately vest in full. Upon voluntary or involuntary termination, unvested options are forfeited. Following the retirement (whether mandatory or not) or death of an officer, the options remain exercisable until the earlier of February 27, 2018 or five years from the date of retirement or death. In the event of a change-in-control, the options immediately vest in full and remain exercisable for the original term of the option. See pages 45-49 for more information about stock options and granting practices.

Restricted Stock (Stock Awards)

As also noted in the table, the Compensation Committee granted restricted stock to our named executive officers other than Mr. Cazalot on February 27, 2008. The restricted stock awards will vest in full on the third anniversary of the grant date. Dividends are paid on all restricted stock at the same time and in the same manner that dividends are paid to other stockholders. If an officer retires under our mandatory retirement policy, unvested restricted stock will vest in full upon the mandatory retirement date (the first day of the month following the officer’s 65th birthday). In the event of the death of the officer or a change-in-control, the restricted stock award will immediately vest in full. If the officer retires or otherwise leaves Marathon prior to the vesting date, the award will be forfeited. See page 49 for more information about restricted stock awards.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information about the unexercised options (vested and unvested), vested SARs, and unvested restricted stock held by each named executive officer as of December 31, 2008.

		Stock Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5)	Market Value of Shares or Units of Stock That Have Not Vested(6)
		(#)	(#)		($)		(#)	($)
C. P. Cazalot, Jr.	5/28/03	520,000	0		12.7575	5/28/2013
	5/26/04	600,000	0		16.8050	5/26/2014
	5/25/05	353,600	0		23.8250	5/25/2015
	6/01/06	253,066	126,534	(1)	37.8175	6/01/2016
	5/30/07	99,533	199,067	(2)	61.0500	5/30/2017
	2/27/08	0	223,200	(3)	54.3600	2/27/2018
		1,826,199	548,801
J. F. Clark	1/16/04	13,334	0		16.7075	1/16/2014
	5/26/04	150,800	0		16.8050	5/26/2014
	5/25/05	117,800	0		23.8250	5/25/2015
	6/01/06	40,266	20,134	(1)	37.8175	6/01/2016
	5/30/07	15,933	31,867	(2)	61.0500	5/30/2017
	2/27/08	0	42,400	(3)	54.3600	2/27/2018
		338,133	94,401
							24,400	667,584
G. R. Heminger	5/29/01	40,000	0		16.2600	5/29/2011
	5/26/04	78,200	0		16.8050	5/26/2014
	5/25/05	77,000	0		23.8250	5/25/2015
	6/01/06	50,400	25,200	(1)	37.8175	6/01/2016
	5/30/07	24,866	49,734	(2)	61.0500	5/30/2017
	2/27/08	0	58,000	(3)	54.3600	2/27/2018
		270,466	132,934
							33,900	927,504
D. E. Roberts, Jr.	6/01/06	25,200	12,600	(1)	37.8175	6/01/2016
	6/28/06	16,000	8,000	(4)	40.5100	6/28/2016
	5/30/07	13,933	27,867	(2)	61.0500	5/30/2017
	2/27/08	0	53,600	(3)	54.3600	2/27/2018
		55,133	102,067
							56,100	1,534,896
S. B. Hinchman	5/28/02	71,000	0		14.0600	5/28/2012
	5/28/03	16,200	0		12.7575	5/28/2013
	5/26/04	86,000	0		16.8050	5/26/2014
	5/25/05	41,400	0		23.8250	5/25/2015
	6/01/06	25,200	12,600	(1)	37.8175	6/01/2016
	5/30/07	13,933	27,867	(2)	61.0500	5/30/2017
	2/27/08	0	44,600	(3)	54.3600	2/27/2018
		253,733	85,067
							20,600	563,616
J. Howard	5/25/05	25,734	0		23.8250	5/25/2015
	6/01/06	11,333	5,667	(1)	37.8175	6/01/2016
	5/30/07	5,000	10,000	(2)	61.0500	5/30/2017
	2/27/08	0	13,700	(3)	54.3600	2/27/2018
		42,067	29,367
							7,400	202,464

(1)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The remaining unvested portion of the grant will become exercisable on June 1, 2009.

(2)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The remaining unvested portion of the grant will become exercisable in one half increments on May 30, 2009 and May 30, 2010.

(3)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The unvested portion of the grant will become exercisable in one third increments on February 27, 2009, February 27, 2010, and February 27, 2011.

(4)	This stock option grant reflects Mr. Roberts’ new hire grant and is scheduled to become exercisable in one third increments over a three-year period. The remaining unvested portion of the grant will become exercisable on June 28, 2009.

(5)	This column reflects the number of shares of unvested restricted stock held by each Officer on December 31, 2008. All restricted stock grants are scheduled to vest on the third anniversary of the date of grant.

Name	Grant Date	# of Unvested Shares	Vesting Date
J. F. Clark	6/01/06 5/30/07 2/27/08	9,400 7,600 7,400	6/01/09 5/30/10 2/27/11
24,400
G. R. Heminger	6/01/06 5/30/07 2/27/08	11,800 12,000 10,100	6/01/09 5/30/10 2/27/11
33,900
D. E. Roberts, Jr.	6/01/06 6/28/06 5/30/07 2/27/08	6,000 34,000(*) 6,800 9,300	6/01/09 6/28/09 5/30/10 2/27/11
56,100
S. B. Hinchman	6/01/06 5/30/07 2/27/08	6,000 6,800 7,800	6/01/09 5/30/10 2/27/11
20,600
J. Howard	6/01/06 5/30/07 2/27/08	2,600 2,400 2,400	6/01/09 5/30/10 2/27/11
7,400

(*) This restricted stock grant reflects Mr. Roberts’ new hire grant.

(6)	This column reflects the aggregate value of all shares of unvested restricted stock held by the Officers on December 31, 2008, using the year-end closing stock price of $27.36.

Option Exercises and Stock Vested in 2008

	The following table provides certain information concerning options and SARs exercised during 2008 by each named executive officer, as well as restricted stock vesting during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
C. P. Cazalot, Jr.	0	0	45,000	2,305,800
J. F. Clark	0	0	15,000	768,600
G. R. Heminger	9,000	329,939	9,800	502,152
D. E. Roberts, Jr.	0	0	0	0
S. B. Hinchman	0	0	5,800	297,192
J. Howard	0	0	4,800	245,952

(1)	This column reflects the actual pre-tax gain realized by our named executive officers upon exercise of an option or SAR, which is the fair market value of the shares on the date of exercise less the grant price.

(2)	This column reflects the actual pre-tax gain realized by the named executive officers upon vesting of restricted stock, which is the fair market value of the shares on the date of vesting.

Pension Benefits

	Marathon provides tax-qualified retirement benefits to its employees, including the named executive officers, under the Retirement Plan of Marathon Oil Company and the Marathon Petroleum Company LLC Retirement Plan (the “Retirement Plans”). In addition, we sponsor the Marathon Oil Company Excess Benefit Plan, the Marathon Petroleum Company LLC Excess Benefit Plan and the Speedway SuperAmerica LLC Excess Benefit Plan (the “Excess Plans”) for the benefit of a select group of management and highly compensated employees. The pension table below shows the actuarial present value of accumulated benefits payable to each of the named executive officers under the Retirement Plans and the Excess Plans as of December 31, 2008. These values have been determined using actuarial assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
C. P. Cazalot, Jr.	Retirement Plan of Marathon Oil Company	8.75	292,697	0
	Marathon Oil Company Excess Benefit Plan	8.75	5,498,012	0
J. F. Clark	Retirement Plan of Marathon Oil Company	4.92	124,308	0
	Marathon Oil Company Excess Benefit Plan	4.92	619,134	0
G. R. Heminger	Marathon Petroleum Company LLC Retirement Plan	28.08	794,003	0
	Marathon Petroleum Company LLC Excess Benefit Plan	28.08	5,705,933	0
	Speedway SuperAmerica LLC Retirement Plan	6.48	143,465	0
	Speedway SuperAmerica LLC Excess Benefit Plan	6.48	1,166,435	0
D. E. Roberts, Jr. (2)	Retirement Plan of Marathon Oil Company	2.58	52,061	0
	Marathon Oil Company Excess Benefit Plan	2.58	129,479	0
S. B. Hinchman	Retirement Plan of Marathon Oil Company	28.50	584,956	0
	Marathon Oil Company Excess Benefit Plan	28.50	2,210,129	0
J. Howard	Retirement Plan of Marathon Oil Company	30.58	1,205,638	0
	Marathon Oil Company Excess Benefit Plan	30.58	3,130,908	0

(1)	The present value of accumulated benefit was calculated assuming a discount rate of 6.90 percent, a lump sum interest rate of 4.25 percent, the RP2000 mortality table, a 96 percent lump sum election rate, and retirement at age 62 (age 65 for Mr. Heminger’s Speedway SuperAmerica LLC Retirement Plan benefit).

(2)	Mr. Roberts is not yet vested in his accrued benefits under the Retirement Plans or Excess Plans.

In general, our employees who are age 21 or older and have completed one year of service are eligible to participate in the Retirement Plans. The monthly benefit under the Retirement Plans for employees other than employees of Speedway SuperAmerica LLC is equal to the following formula:

[	1.6%	x	Final Average Pay	x	Years of Participation	]	—	[	1.33%	x	Estimated Primary SS Benefit	x	Years of Participation	]

No more than 37.5 years of participation may be recognized under the formula. Final average pay is equal to the highest average eligible earnings for three consecutive years in the last ten years before retirement. Eligible earnings under the Retirement Plans include pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Marathon Oil Company Thrift Plan, and incentive compensation bonuses.

Participants in the Retirement Plans are vested upon the completion of five years of vesting service. Normal retirement age is 65, but retirement-eligible participants may receive an unreduced benefit after reaching age 62. The forms of benefit available under the Retirement Plans include various annuity options and lump sum distributions.

Participants are eligible for early retirement upon reaching age 50 and completing ten years of vesting service. If an employee retires between the ages of 50 and 62, the amount of benefit is reduced such that if the employee retires at age 50, he or she will be entitled to 55 percent of the accrued benefits based on the single-life annuity form of benefit. Of the named executive officers, Mr. Heminger, Mr. Hinchman, and Mr. Howard are eligible for early retirement benefits under the Retirement Plans.

Marathon also sponsors the unfunded, nonqualified Excess Plans for the benefit of a select group of management and highly compensated employees. These plans provide benefits that participants would have otherwise received under Marathon’s tax-qualified retirement plans but which they did not receive because of Internal Revenue Code limitations. Eligible earnings under the Excess Plans include the items listed above for the Retirement Plans, as well as deferred compensation contributions. The Excess Plans also provide an enhancement for officers based on the three highest bonuses earned during their last ten years of employment, instead of the consecutive bonus formula in place for non-officers. We believe this enhancement is appropriate in light of the greater volatility of officer bonuses. In 2008, distributions of defined benefit accruals under the Excess Plans were made following retirement or other separation from service with Marathon in the form of a lump sum or three annual installments and were consistent with Section 409A of the Internal Revenue Code to the extent required. Beginning in 2009, distributions of defined benefit accruals under the Excess Plans are made following separation from service with Marathon in the form of a lump sum, and are consistent with Section 409A of the Internal Revenue Code to the extent required.

During his service with Speedway SuperAmerica LLC, Mr. Heminger participated in the Speedway SuperAmerica LLC Retirement Plan (the “SSA Plan”). At the time of Mr. Heminger’s participation, the monthly benefit under the SSA Plan was calculated under the following formula:

[	2.0%	x	Final Average Pay	x	Years of Participation	]	—	[	2.0%	x	Estimated Primary SS Benefit	x	Years of Participation	]

This benefit formula was grandfathered for all employees participating in this plan as of December 31, 1998, and no additional years of participation credit are recognized under the formula beyond the grandfather date. No more than 25 years of participation may be recognized under the formula.

Final average pay is equal to average eligible earnings for the three years preceding retirement. Eligible earnings under the SSA Plan include pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Speedway SuperAmerica LLC Retirement Savings Plan, and incentive compensation bonuses.

Marathon also sponsors the unfunded, nonqualified Speedway SuperAmerica LLC Excess Benefit Plan (the “SSA Excess Plan”) for the benefit of a select group of management and highly compensated employees. This plan provides benefits that would have otherwise been paid from the tax-qualified SSA Plan but are prohibited by Internal Revenue Code limitations. Eligible earnings under the SSA Excess Plan include the items listed above for the SSA Plan, as well as deferred compensation contributions. The SSA Excess Plan also provides an enhancement for certain highly compensated employees who are eligible for the grandfathered benefit formula described above. These additional benefits are based on the difference between (i) the applicable covered earnings prior to December 31, 1998, and (ii) the applicable covered earnings during the final three years of employment.

Mr. Howard will also receive pension benefits from both qualified and nonqualified pension plans sponsored and maintained by United States Steel Corporation (“U.S. Steel”). These pension benefits relate to Mr. Howard’s employment with USX Corporation prior to December 31, 2001, when U.S. Steel became a separate public company and the energy businesses of USX Corporation became Marathon.

Marathon has not granted extra years of service to any named executive officer for purposes of retirement benefit accruals.

Nonqualified Deferred Compensation

The Nonqualified Deferred Compensation table below shows information about the company’s nonqualified savings and deferred compensation plans.

Name	Plan Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (3) ($)
C. P. Cazalot, Jr.	Marathon Oil Company Excess Benefit Plan	0	0	43,516	0	998,093
	Marathon Oil Company Deferred Compensation Plan	0	258,081	(401,040)	0	473,485
J. F. Clark	Marathon Oil Company Deferred Compensation Plan	0	78,427	(284,361)	0	834,519
G. R. Heminger	Marathon Oil Company Deferred Compensation Plan	0	108,069	(25,996)	0	82,073
	Marathon Petroleum Company LLC Excess Benefit Plan	0	0	2,290	0	52,533
	Marathon Petroleum Company LLC Deferred Compensation Plan	0	0	(659,370)	0	886,119
	Emro Marketing Company Deferred Compensation Plan	0	0	11,152	0	204,357
D. E. Roberts, Jr.	Marathon Oil Company Deferred Compensation Plan	65,677	61,123	(70,476)	0	181,845
S. B. Hinchman	Marathon Oil Company Excess Benefit Plan	0	0	1,379	0	31,632
	Marathon Oil Company Deferred Compensation Plan	153,681	55,618	(302,943)	0	911,307
J. Howard	Marathon Oil Company Excess Benefit Plan	0	0	1,534	0	35,189
	Marathon Oil Company Deferred Compensation Plan	162,539	52,742	44,973	0	1,113,668

(1)	The amounts shown in this column are also included in the salary and bonus columns for 2008 of the Summary Compensation Table on page 54.

(2)	The amounts shown are also included in the all other compensation column of the Summary Compensation Table on page 54.

(3)	Of the totals in this column, the following amounts, which represent contributions attributable to 2008, are also reported in the Summary Compensation Table on page 54: Mr. Cazalot, $258,081; Ms. Clark, $78,427; Mr. Heminger, $108,069; Mr. Roberts, $126,800; Mr. Hinchman, $209,298; and Mr. Howard, $215,281. Certain portions of the total for each officer were also reported in the Summary Compensation Tables of our proxy statements in prior years.

Marathon sponsors the Marathon Oil Company Deferred Compensation Plan and the Marathon Petroleum Company LLC Deferred Compensation Plan (the “Deferred Compensation Plans”). The Deferred Compensation Plans are unfunded, nonqualified plans in which named executive officers may participate. The plans were designed to provide participants the opportunity to supplement their retirement savings by deferring income in a tax-effective manner and to meet other long-term financial goals. Participants may defer up to 20 percent of their salary and bonus each year. Deferral elections are made in December of each year for amounts to be earned in the following year and are irrevocable. Participants are fully vested in their deferrals under the plans.

In addition, the Deferred Compensation Plans provide benefits for participants equal to the company matching contributions they would have otherwise received under the tax-qualified Marathon Oil Company Thrift Plan but which they did not receive because of Internal Revenue Code limitations. The Marathon Oil Company Thrift Plan currently provides for company matching contributions of up to 7 percent of eligible earnings. Participants in both the Marathon Oil Company Thrift Plan and the Deferred Compensation Plans are vested in their company matching contributions upon the completion of three years of vesting service.

The investment options available under the Deferred Compensation Plans generally mirror the investment options offered to participants under the Marathon Oil Company Thrift Plan, with the exception of Marathon common stock, which is not an investment option under the Marathon Oil Company Deferred Compensation Plan. For 2008, participants in the Deferred Compensation Plans could elect to receive their benefits as a lump sum or in three annual installments following retirement or other separation from service with Marathon, but may not make withdrawals during their employment. Beginning in 2009, all participants in the Deferred Compensation Plans will receive their benefits as a lump sum following separation from service with Marathon.

Certain highly compensated non-officer employees and, prior to January 1, 2006, executive officers who elected not to participate in the Deferred Compensation Plans were eligible to receive defined contribution accruals under the Excess Plans. The defined contribution formula in the Excess Plans is designed to allow eligible employees to receive company matching contributions equal to the amount they would have otherwise received under the tax-qualified Marathon Oil Company Thrift Plan but which they did not receive because of Internal Revenue Code limitations. Participants are vested in their company matching contributions upon the completion of three years of vesting service.

Defined contribution accruals in the Excess Plans are credited with interest equal to that paid in the “Cash with Interest” option of the Marathon Oil Company Thrift Plan. The annual rate of return on this option for the year ended December 31, 2008 was 4.53 percent. Distributions from the Excess Plans are paid in the form of a lump sum following the participant’s retirement or termination and are consistent with Section 409A of the Internal Revenue Code to the extent required.

As noted, from and after January 1, 2006, our named executive officers no longer participate in the defined contribution formula of the Excess Plans, and all nonqualified company matching contributions for our named executive officers accrue under the Deferred Compensation Plans. Participants in the Excess Plans will receive their defined contribution benefits as a lump sum following retirement or other separation from service with Marathon, but may not make withdrawals during their employment.

Mr. Heminger also participated in the Emro Marketing Company Deferred Compensation Plan (the “Emro Plan”) while working at EMRO Marketing Company (a former subsidiary of Marathon Petroleum Company). The Emro Plan is now frozen. The employees eligible to participate in the Emro Plan were a select group of management and highly compensated employees.

The Emro Plan is an unfunded, nonqualified plan and was designed to provide participants the opportunity to supplement their retirement savings by deferring income in a tax-effective manner and to meet other long-term financial goals. Participants had the opportunity to defer up to 15 percent of their salary and bonus each year. Amounts deferred by participants under the Emro Plan are credited with interest at the prime interest rate, adjusted quarterly, which was 5.00 percent for the quarter ended December 31, 2008. Participants receive their benefit from the Emro Plan in a lump sum, and could elect prior to 2009 whether to receive the payment upon termination of employment or on February 1 of the calendar year following the year in which their employment terminates.

Mr. Howard will also receive nonqualified deferred compensation benefits from United States Steel Corporation (“U.S. Steel”). These nonqualified deferred compensation benefits are payable in accordance with the terms of plans sponsored and maintained by U.S. Steel and relate to Mr. Howard’s employment with USX Corporation prior to December 31, 2001, when U.S. Steel became a separate public company and the energy businesses of USX Corporation became Marathon.

Distributions from all nonqualified deferred compensation plans in which our named executive officers participate are consistent with Section 409A of the Internal Revenue Code to the extent required. As a result, distribution of amounts subject to Section 409A of the Internal Revenue Code may be delayed for six months following retirement or other separation from service where the participant is considered a “specified employee” for purposes of Section 409A.

Potential Payments upon Termination or Change in Control

Retirement

Marathon employees are eligible for retirement once they reach age 50 and have ten or more years of vesting service with Marathon. The named executive officers who are currently retirement eligible are Mr. Heminger, Mr. Hinchman, and Mr. Howard.

Upon retirement, our named executive officers are entitled to receive their vested benefits that have accrued under Marathon’s broad-based and executive benefit programs. For more information about the retirement and deferred compensation programs, see pages 62-67.

In addition, upon retirement, named executive officers’ stock options, which are not fully vested, either continue vesting according to their normal vesting schedule or become immediately exercisable depending on the grant terms. All outstanding stock appreciation rights were fully vested on December 31, 2008. All other long-term incentive awards are forfeited upon retirement. If Mr. Heminger, Mr. Hinchman, or Mr. Howard had retired on December 31, 2008, all of their stock options that would have immediately vested had exercise prices in excess of $27.36, which was the year end closing price for our common stock.

Death or Disability

In the event of death or disability, our named executive officers would be entitled to the vested benefits they have accrued under Marathon’s standard benefits programs. Long-term incentive awards will immediately vest in full upon the death of a named executive officer, with performance units vesting at the target level. In the event of disability, long-term incentive awards will continue to vest as if the named executive officer remains employed during the period of disability.

Other Termination

No special employment or severance agreements are in place for our named executive officers, except for our Executive Change in Control Severance Benefits Plan, which is described in more detail below. Effective February 1, 2005, we adopted a policy stating that our Board should seek stockholder approval or ratification of severance agreements for senior executive officers (other than agreements consistent with Marathon’s change-in-control policy adopted in 2001, which is reflected in the Executive Change in Control Severance Benefits Plan) that would require payment of cash severance benefits exceeding 2.99 times a senior executive officer’s salary plus bonus for the prior calendar year.

Change in Control

We believe that if a change-in-control of Marathon is under consideration, our named executive officers should be encouraged to continue their dedication to their assigned duties. For this reason, we have a policy that provides the following severance benefits if a named executive officer’s employment is terminated under certain circumstances following a change-in-control. Our policy is set forth in our Executive Change in Control Severance Benefits Plan, which provides:

•     a cash payment of up to three times the sum of the named executive officer’s current salary plus the highest bonus paid in the three years before the termination or change-in-control;

•     life and health insurance benefits for up to 36 months after termination, at the lesser of the current cost or the active employee cost;

•     an additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits, and coverage provided at the lowest premium then in effect;

•     a cash payment equal to the actuarial equivalent of the difference between amounts receivable by the named executive officer under our pension plans and those which would be payable if (a) the named executive officer had an additional three years of participation service credit, (b) the named executive officer’s final average pay would be the higher of salary at the time of the change-in-control event or termination plus his or her highest annual bonus from the preceding three years, (c) for purposes of determining early retirement commencement factors, the named executive officer had three additional years of vesting service credit and three additional years of age, and (d) the named executive officer’s pension had been fully vested;

•     a cash payment equal to the difference between amounts receivable under our thrift plan and amounts which would have been received if the named executive officer’s savings had been fully vested; and

•     a cash payment of the amount necessary to ensure that the payments listed above are not subject to net reduction due to the imposition of federal excise taxes.

The severance benefits are payable if a named executive officer is terminated or if he or she resigns for good reason. However, benefits are not payable if the termination is for cause or due to mandatory retirement, death, disability, or resignation by the named executive officer.

The Executive Change in Control Severance Benefits Plan continues during a potential change-in-control period and for two years after a change-in-control.

In addition, immediately upon a change-in-control or upon a named executive officer’s termination of employment during a potential change-in-control, outstanding stock options, stock appreciation rights, and restricted stock become fully vested. If a change-in-control occurs prior to the end of a performance period, then outstanding performance units will be fully vested at the target level.

The definition of a change-in-control for purposes of the Executive Change in Control Severance Benefits Plan is complex but is summarized as follows. It includes any change-in-control required to be reported in response to Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934 and provides that a change-in-control will have occurred if:

•     any person not affiliated with Marathon acquires 20 percent or more of the voting power of our outstanding securities;

•     our Board no longer has a majority made up of (1) individuals who were directors on the date of the agreements and (2) new directors (other than directors who join our Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the date of the agreements or (b) were themselves previously approved by our Board in this manner;

•     we merge with another company and our stockholders end up with less than 50 percent of the voting power of the new entity;

•     our stockholders approve a plan of complete liquidation of Marathon; or

•     we sell all or substantially all of Marathon’s assets.

In addition, if any person takes certain actions that could result in a change-in-control, a potential change-in-control will have occurred. The definition of a potential change-in-control for purposes of the Executive Change in Control Severance Benefits Plan is complex but in general, a potential change-in-control would occur upon: Marathon entering into an agreement which could result in a change-in-control; any person becoming the owner of 15 percent or more of our common stock; a public announcement by any person or entity stating an intention to take over Marathon; or a determination by our Board of Directors that a potential change-in-control has occurred.

If a change-in-control had occurred on the last business day of 2008, our named executive officers would have been entitled to receive benefits valued as follows due to the accelerated vesting of their outstanding performance unit awards and restricted stock awards: Mr. Cazalot, $11,190,200; Ms. Clark, $2,627,084; Mr. Heminger, $3,781,404; Mr. Roberts, $3,665,096; Mr. Hinchman, $2,468,416; and Mr. Howard, $826,764. For restricted stock, these values were calculated using the 2008 year-end closing market price for Marathon common stock of $27.36. No value was included for unvested stock options because all unvested stock options had an exercise price in excess of the year-end closing price for our stock. These values assume that performance units awarded in 2007 and 2008 would vest and would be paid out at the target level of $1 per unit. However, these values do not include any amount for accelerated vesting of performance units awarded in 2006 for the performance period from January 1, 2006 through December 31, 2008. We have assumed performance units granted in 2006 would vest and be paid in accordance with their terms, notwithstanding a change-in-control on the last business day of 2008. Actual payment of performance units awarded in 2006 for the performance period from January 1, 2006 through December 31, 2008 is reflected in the Summary Compensation Table.

In addition, if our named executive officers had been terminated on December 31, 2008 following a change-in-control, they would have been entitled to receive the change-in-control severance benefits described above. The value of these additional benefits would have been as follows for our named executive officers: Mr. Cazalot, $23,127,724; Ms. Clark, $4,662,563; Mr. Heminger, $11,220,790; Mr. Roberts, $5,765,154; Mr. Hinchman, $8,490,513; and Mr. Howard, $3,831,506.

Retirement benefits included in these amounts were calculated using the following assumptions: individual life expectancies using the RP2000 Combined Healthy Table weighted 75 percent male and 25 percent female; a discount rate of 3.00 percent for named executive officers who are retirement eligible (taking into account the additional three years of age and service credit) and 4.00 percent for named executive officers who are not retirement eligible; the current lump sum interest rate for the relevant plans; and a lump sum form of benefit. Health and welfare plans reflect the incremental cost of coverage under the policy using the assumptions used for financial reporting purposes under FAS 106. These amounts include an excise tax gross-up for Mr. Roberts and Mr. Hinchman for tax imposed under Sections 280G and 4999 of the Internal Revenue Code. This gross-up was calculated using the highest marginal federal individual income tax rate and assuming no state or local income tax.

Certain Relationships and Related Person Transactions

Officers, Directors and Immediate Family

Grant R. Heminger is a commercial director for our wholly-owned subsidiary, Speedway SuperAmerica LLC and has been employed by us for nineteen years. Grant is the brother of Gary Heminger, Executive Vice President, Downstream. In 2008, Grant was paid cash compensation in the amount of $217,329 and was granted 815 shares of restricted common stock. He also received education reimbursements and tuition aid in the amount of $8,100, and relocation expenses were paid on his behalf in the amount of $40,748.

Darla I. Burns is a senior accounting analyst for our wholly-owned subsidiary, Marathon Petroleum Company LLC and has been employed by us for twenty-one years. Darla is the sister of Gary Heminger. In 2008, she was paid cash compensation in the amount of $113,056 and also received education reimbursements and tuition aid in the amount of $8,240.

Policy and Procedures with Respect to Related Person Transactions

Our policy with respect to related person transactions contains procedures for reviewing, approving or ratifying related person transactions. As stated in the policy, it is the Company’s intent to enter into or ratify related person transactions only when the Board of Directors, acting through the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and its stockholders.

The material features of the policy and procedures for reviewing, approving or ratifying related person transactions are as follows.

•   In conjunction with the annual directors’ and officers’ questionnaire, each director and executive officer is required to submit the following information: (a) a list of his or her immediate family members; (b) for each person listed and, in the case of a director, the person’s employer and job title or brief job description; (c) for each person listed and the director or executive officer, each firm, corporation or other entity in which such person is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest; and (d) for each person listed and the director or executive officer, each charitable or non-profit organization for which the person is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

•   With respect to five percent owners, the Company, by examining SEC filings and through the use of Internet search engines is required to create a list, to the extent the information is readily available, of (a) if the person is an individual, the same information as is requested of directors and executive officers under this policy and (b) if the person is a firm, corporation or other entity, a list of principals or executive officers of the firm, corporation or entity.

•   Prior to entering into a related person transaction (a) the related person, (b) the director, executive officer, nominee or beneficial owner who is an immediate family member of the related person, or (c) the business unit or department leader responsible for the potential related person transaction is required to provide the requisite notice containing the facts and circumstances of the proposed related person transaction.

•   In the event a related person transaction has not been previously approved or previously ratified, it is required to be submitted to the committee or Chair promptly, and the committee or Chair is required to consider all of the relevant facts and circumstances available. Based on the conclusions reached, the committee or the Chair is further required to evaluate all options, including ratification, amendment or termination of the related person transaction. If the transaction has been completed, the committee or Chair is required to evaluate the transaction to determine if rescission of the transaction is appropriate.

•   At the committee’s meeting in January or February of each fiscal year, the committee is required to review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000.

•   No immediate family member of a director or executive officer is permitted to be hired as an employee of the Company unless the employment arrangement is approved by the committee. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the committee.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple Marathon Stockholders

If you have consented to the delivery of only one set of proxy materials to multiple Marathon stockholders who share your address, then only one proxy statement is being delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at (713) 629-6600 (please ask for Investor Relations) or write to us at Marathon Oil Corporation, Investor Relations Office, P.O. Box 3128, Houston, Texas, 77210-3128. Stockholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. The Company has also retained D. F. King & Co., Inc. to assist with the solicitation of proxies for a fee not to exceed $8,500, plus reimbursement for out-of-pocket expenses. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

By order of the Board of Directors,

William F. Schwind, Jr.
Secretary

March 9, 2009

APPENDIX I

Marathon Oil Corporation

Audit and Finance Committee Policy

For

Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit

Services

Statement of Purpose and Scope

The purpose of this policy is to provide procedures to comply with Section 202 of the Sarbanes-Oxley Act of 2002 regarding pre-approval of all audit, audit-related, tax and permissible non-audit services provided by Marathon Oil Corporation’s independent auditor. All audit, audit-related, tax and permissible non-audit services, except as noted under the de minimus exception herein, for Marathon Oil Corporation and its consolidated entities (collectively, the “Company”) requires pre-approval by the Audit and Finance Committee (the “Committee”) of the Board of Directors (the “Board”) prior to commencement of such services from the Company’s independent auditor.

Procedures

The following procedures will be followed for pre-approving all audit, audit-related, tax and permissible non-audit services.

1.	In accordance with Section 202 of the Sarbanes-Oxley Act of 2002, the Committee shall pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception below. The appendices to this policy describe the audit (Appendix A), audit-related (Appendix B), tax (Appendix C) and permissible non-audit (Appendix D) services that shall be pre-approved by the Committee.

2.	The Committee may pre-approve any audit, audit-related, tax and permissible non-audit services up to one year in advance for the ensuing year.

3.	The Committee may pre-approve services by specific categories pursuant to a forecasted budget.

4.	In the fourth quarter of each year, the Chief Financial Officer (“CFO”) shall present a forecast of audit, audit-related, tax and permissible non-audit services for the ensuing year to the Committee for approval. Throughout the next year on an “as needed” basis, the CFO shall, in coordination with the independent auditor, provide an updated budget of audit, audit-related, tax and permissible non-audit services to the Committee.

5.	Audit Services.

a.	The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Committee. The Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

b.	In addition to the annual audit services approved by the Committee, the Committee may grant pre-approval for other audit services, which are those services that only the independent auditor can provide. The Committee shall pre-approve the audit services listed in Appendix A. All other audit services not listed on Appendix A must be separately pre-approved by the Committee.

6.	Audit-Related Services. Audit-related services are services reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Committee believes that the performance of audit-related services does not impair the independence of the auditor and has approved the audit-related services listed in Appendix B. All other audit-related services not listed on Appendix B must be separately pre-approved by the Committee.

7.	Tax Services. Tax services include services such as tax compliance, tax planning and tax advice. The Committee believes that the performance of tax services does not impair the independence of the auditor and shall pre-approve the tax services listed in Appendix C. All tax services not listed on Appendix C must be separately pre-approved by the Committee.

8.	Permissible Non-Audit Services. Permissible non-audit services are services that are not prohibited services as set forth in Exhibit 1 hereto. The Committee believes that the performance of permissible non-audit services does not impair the independence of the auditor and shall pre-approve the services listed in Appendix D. All permissible non-audit services not listed on Appendix D must be separately pre-approved by the Committee.

De Minimus Exception

The pre-approval requirement for permissible non-audit services provided above is waived, provided the following criteria are satisfied:

1.	the aggregate amount of all such services provided to the Company constitutes not more than 5 percent of the total amount of revenues paid by the Company to the independent auditor during the fiscal year in which the permissible non-audit services are provided;

2.	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

3.	such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members or the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

Notwithstanding this de minimus exception, it is the intent of the Committee that standard practice will be to pre-approve all permissible non-audit services.

Delegation

1.	The Committee may delegate to one or more designated members of the Committee who are independent directors of the Board, the authority to grant pre-approvals required herein. The decisions of any member to whom authority is delegated to pre-approve an activity hereunder shall be presented to the full Committee at each of its scheduled meetings.

2.	Pursuant to the above authority, the Committee hereby delegates pre-approval authority of up to $500,000 to the Chair of the Committee for unbudgeted items. The Chair shall report the items pre-approved under this delegation of authority at the next scheduled Committee meeting.

3.	The Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent auditor.

Supporting Documentation

When requested by the Committee, the independent auditor shall provide detailed supporting documentation for each service provided hereunder.

Appendix A

Audit Services

The following audit services are subject to pre-approval by the Audit Committee.

•	Financial Statement Audit – Statutory audits or financial audits for the Company, and subsidiaries and affiliates thereof.

•

Regulatory Financial Filings – Services related to 1933 and 1934 Act filings with the SEC (e.g., registration statements, and current and periodic reports), including issuance of comfort letters, review of documents, consents, and assistance in responding to SEC comment letters.

•

Attest Services Required by Statute or Regulation – Attestation services required by statute or regulation including, without limitation, the report on the entity’s internal controls as specified in Section 404 of the Sarbanes-Oxley Act of 2002.

Appendix B

Audit-Related Services

The following audit-related services are subject to pre-approval by the Audit Committee.

•	Employee Benefit Plan Audits – Audit of pension and other employee benefit plans.

•

Financial Due Diligence – Assistance in financial due diligence with respect to pre- and post-business combinations, including review of financial statements, financial data and records, and discussions with Company or counter-party finance and accounting personnel regarding, among other things, purchase accounting issues.

•

Application and General Control Reviews – Review of information technology and general controls related to specific applications, including overall general computer controls, excluding those that are a part of the financial statement audit.

•

Consultations regarding GAAP – Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies.

•	Attestation – Attestation and agreed-upon procedures engagements not required by statute or regulation.

•

Other Audits – Subsidiary, equity investee or other related entity audits or audits of pools of assets not required by statute or regulation that are incremental to the audit of the consolidated financial statements.

Appendix C

Tax Services

The following tax services are subject to pre-approval by the Audit Committee.

•

Federal and State Tax Compliance – Preparation and/or review of tax returns, including sales and use tax, excise tax, income tax, and property tax. Consultation regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the Company.

•

International Tax Compliance – Preparation and review of income, local, VAT, and GST tax returns. Consultation regarding appropriate handling of items on the returns, required disclosures, elections and filing positions available to the Company. Preparation or review of U.S. filing requirements for foreign corporations.

•

Federal and State Tax Consulting – Assistance with tax audits. Responding to requests from the Company’s tax organization regarding technical interpretations, applicable laws and regulations, and tax accounting. Tax advice on mergers, acquisitions, and restructurings.

•

International Tax Consulting – Assistance with tax examinations. Advice on various matters including foreign tax credit, foreign income tax, tax accounting, foreign earnings and profits, U.S. treatment of foreign subsidiary income, VAT, GST, excise tax or equivalent taxes in the jurisdiction. Tax advice on restructurings, mergers and acquisitions.

•

Transfer Pricing – Advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Company to comply with taxing authority documentation requirements regarding royalties and inter-company pricing and assistance with tax exemptions.

•	Customs and Duties – Compliance reviews and advice on compliance in the areas of tariffs and classification, origin, pricing, and documentation. Assistance with customs audits.

•	Expatriate Tax Services – Preparation of individual income tax returns, advice on impact of changes in local tax laws and consequences of changes in compensation programs or practices.

•	Executive Tax Services for Calendar Year 2003 Only – Preparation of individual income tax returns, and advice on impact of changes in federal, state and local tax laws.

Appendix D

Permissible Non-Audit Services

The following permissible non-audit services are subject to pre-approval by the Audit Committee.

•	Assistance with preparation of statutory financial statements

•	Assistance with filing of statistical information with governmental agencies

•	Accounting research software license

Exhibit 1

Prohibited Services

The independent auditor shall be prohibited from performing the following services:

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker or dealer, investment adviser, or investment banking services;

•	Legal services and expert services unrelated to the audit; and

•	Any other service that the Board determines, by regulation, is impermissible.

Marathon Oil Corporation 5555 San Felipe Road Houston, TX 77056

M MARATHON

Marathon

Oil Corporation

C/O SHAREHOLDER SERVICES P.O. BOX 4813 HOUSTON, TX 77210-4813

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on April 28, 2009 for shares held by registered holders directly and 11:59 p.m. EDT on April 26, 2009 for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on April 28, 2009 for shares held by registered holders directly and 11:59 p.m. EDT on April 26, 2009 for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Marathon Oil Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on April 28, 2009, for shares held by registered holders directly and at 11:59 p.m. EDT on April 26, 2009, for shares held in the Marathon Oil Company Thrift Plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: MACOC1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARATHON OIL CORPORATION

Your Board of Directors recommends you vote “FOR” Items 1 (a) through 1 (m).

1. Election of directors for a one-year term expiring in 2010

For Against Abstain

NOMINEES:

1(a). Charles F. Bolden, Jr. 1(b). Gregory H. Boyce 1(c). Clarence P. Cazalot, Jr. 1(d). David A. Daberko 1(e). William L. Davis 1(f). Shirley Ann Jackson 1(g). Philip Lader 1(h). Charles R. Lee 1(i). Michael E. J. Phelps

Please indicate if you plan to attend this meeting.

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy; please note that you will continue to receive a proxy card for voting purposes only.

For Against Abstain

1(j). Dennis H. Reilley 1(k). Seth E. Schofield 1(l). John W. Snow

1(m). Thomas J. Usher

Your Board of Directors recommends you vote “FOR” Item 2

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2009

Your Board of Directors recommends you vote “AGAINST” Item 3

3. Stockholder Proposal to amend our By-laws to lower the threshold for stockholders to call special meetings

Your Board of Directors recommends you vote “AGAINST” Item 4

4. Stockholder Proposal to adopt a policy for ratification of executive compensation

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

M MARATHON

Marathon

Oil Corporation

2009 ANNUAL MEETING OF STOCKHOLDERS

ATTENDANCE CARD

You are cordially invited to attend the Annual Meeting of Stockholders on Wednesday, April 29, 2009.

The Meeting will be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas 77056 at 10:00 A.M. Central Time.

(Please detach this card from your proxy card and bring it with you as identification. A map to the meeting site is inscribed on this card for your convenience. The use of an attendance card is for our mutual convenience, however your right to attend without an attendance card, upon proper identification, is not affected.)

William F. Schwind, Jr. Secretary

(FOR THE PERSONAL USE OF THE NAMED STOCKHOLDER(S) ON THE BACK—NOT TRANSFERABLE.)

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The 2009 Notice of Annual Meeting of Stockholders and Proxy Statement and 2008 Annual Report are available at www.proxyvote.com.

A(Proxy must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing.)A

Proxy and Voting Instruction Form

This Proxy and Voting Instruction is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on April 29, 2009 For shares held by registered holders

The undersigned hereby appoints Thomas J. Usher, Clarence P. Cazalot, Jr. and Janet F. Clark, or any of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of Marathon Oil Corporation on Wednesday, April 29, 2009 and at any meeting resulting from any adjournment(s) or postponement(s) thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the 2009 Notice of Annual Meeting and Proxy Statement for such Meeting with respect to which the proxies are instructed to vote as directed on reverse side. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote the shares unless you sign and return the proxy card.

For shares held in Marathon Oil Company Thrift Plan

These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Oil Company Thrift Plan (the “Marathon Plan”). The undersigned, as a participant in the Marathon Plan, hereby directs the Trustee to vote the number of shares of Marathon Oil Corporation common stock credited to the undersigned’s account under the Marathon Plan at the Annual Meeting of Stockholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the 2009 Notice of Annual Meeting and Proxy Statement. In the Trustee’s discretion, it may vote upon such other matters as may properly come before the Meeting. Your vote is confidential. The shares credited to the account will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by April 26, 2009, the shares credited to the account will not be voted. You cannot vote the shares in person at the Annual Meeting; the Trustee is the only one who can vote the shares.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE